EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

4KIDS ENTERTAINMENT, INC.,

KIDSCO MEDIA VENTURES LLC,

and

4K ACQUISITION CORP.

Dated as of June 24, 2012

60765946_24.DOCX

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is executed and delivered this 24 day of June 2012 by 4K Acquisition Corp., a Delaware corporation (the “Konami Purchaser”), Kidsco Media Ventures LLC, a Delaware limited liability company (the “Saban Purchaser” and together with the Konami Purchaser, collectively, the “Purchasers”) to 4Kids Entertainment, Inc., a New York corporation, and its subsidiaries which are debtors in the Bankruptcy Case (as defined below) (collectively, “Seller”).

RECITALS
A.
On April 6, 2011, Seller filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101-1532 (“Bankruptcy Code”), commencing cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), In re: 4Kids Entertainment, Inc., et al., 11-11607 (SCC) (collectively, the “Bankruptcy Case”).

B.
The Konami Purchaser desires to purchase from Seller, and Seller desires to sell to the Konami Purchaser, the Konami Purchased Business (as defined below), subject to and upon the terms and conditions in this Agreement.  The Saban Purchaser desires to purchase from Seller, and Seller desires to sell to the Saban Purchaser, the Saban Purchased Business (as defined below), subject to and upon the terms and conditions in this Agreement.

C.	The Parties intend to effectuate the transactions contemplated by this Agreement through a sale of substantially all of Seller’s assets pursuant to Section 363 of the Bankruptcy Code.

D.
The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of an order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code.

In consideration of the covenants and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Capitalized Terms.  In addition to the other defined terms appearing elsewhere herein, the following capitalized terms shall have the meanings set forth below.

(a) “Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, where the term “control” means the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Alternative Transaction” shall mean the sale of substantially all of the Purchased Assets other than to either of the Purchasers or any of their respective Affiliates.

          (c) “Assumed Liabilities” means, collectively, the Konami Assumed Liabilities and the Saban Assumed Liabilities.

(d) “Auction” shall mean the auction conducted by Seller pursuant to the Bidding Procedures Order for substantially all of the Purchased Assets.

(e) “Bankruptcy Case” shall have the meaning ascribed to such term in the Recitals.

(f) “Bankruptcy Code” shall have the meaning ascribed to such term in the Recitals.

(g) “Bankruptcy Court” shall have the meaning ascribed to such term in the Recitals.

(h) “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

(i) “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan and (b) is entered into, maintained, contributed to or required to be contributed to or has been entered into, maintained, contributed to or required to be contributed to, by Seller or under which Seller has or may have any Liability.

(j) “Bidding Procedures Order” means the order of the Bankruptcy Court entered on April 27, 2012.

(k) “Block” has the meaning set forth in Section 3.4(a).

(l) “Books and Records” means, collectively, Konami Books and Records and Saban Books and Records.

(m) “Business Day” means any day other than a Saturday or Sunday or any other day in which banks in Los Angeles, California or New York, New York are required or authorized by law to be closed.

(n) “Chaotic Broadcast Agreement” means that Broadcast Agreement that is executed concurrently herewith and that shall be effective as of the Closing that provides the Saban Purchaser with broadcast rights in the United States to the 79 Chaotic episodes listed on Schedule 2.2(p).

(o) “Cherry Lane Agreement” means the Music Acquisition and Administration Agreement dated June 28, 2002 between the Seller and Cherry Lane Publishing Company, Inc.

(p) “Claim” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

(q) “Closing” has the meaning set forth in Section 3.1.

(r) “Closing Date” has the meaning set forth in Section 3.1.

(s) “Code” means the Internal Revenue Code of 1986, as amended.

(t) “Collateral Agreements” shall have the meaning set forth in Section 4.1(g)(ii).

(u) “Company” means 4Kids Entertainment, Inc., a New York corporation, and debtor-in-possession in the Bankruptcy Case.

(v) “Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking that is legally binding (including licenses, joint ventures, partnerships, engagements, guarantees, sublicenses, subcontracts and purchase orders).

(w) “Copyrights” means all works of authorship, copyrights and similar rights in protectable material, including rights to use, and all applications, renewals and extensions thereof.

(x) “Cubix” means the means the animated children’s series currently entitled “Cubix” and includes all rights under the Cubix Agreement and the Intellectual Property Rights to Cubix set forth on Schedule 2.2(p).

(y) “Cubix Agreement” has the meaning set forth in Section 2.2(p).

(z) “Cure Costs” means all liabilities, obligations and commitments of Seller for all cure, compensation and reinstatement costs or expenses of or relating to the assumption and assignment of any Contracts to be assumed and assigned as part of the Transferred Agreements that are payable or necessary to cure any defaults pursuant to Section 365 of the Bankruptcy Code on account of any obligation or default arising on or before the Closing Date.

(aa) “CW Agreement” means the CW Network, LLC and 4Kids Entertainment, Inc. Saturday Morning Programming Block Term Sheet dated as of October 1, 2007, as amended October 2, 2008 and June 23, 2010, together with the Side Letter dated October 1, 2007.

(bb) “CW Deficit Amount” has the meaning set forth in Section 3.4(a).

(cc) “CW NAP” has the meaning set forth in Section 3.4(a).

(dd)  “CW NAP Period” has the meaning set forth in Section 3.4(a).

(ee) “CW NAP Received Amount” has the meaning set forth in Section 3.4(a).

(ff) “CW Release” means that letter agreement attached to this Agreement as Exhibit F between the CW Network, LLC and Seller executed prior to the execution of this Agreement but contingent upon the Closing, which agreement shall provide, inter alia, that (i) The CW Network, LLC’s cure claims against Seller shall not exceed an aggregate amount equal to $3,051,904, and (ii) The CW Network, LLC is waiving any and all claims that it may have against any of the debtors in the Bankruptcy Case or any of their respective bankruptcy estates (other than those obligations set forth therein).  The Saban Purchaser shall be a third party beneficiary under the CW Release.

(gg) “DBZ Agreement” has the meaning set forth in Section 2.2(p).

(hh) “Domain Names” means, collectively, the Konami Domain Names and the Saban Domain Names.

(ii) “Dragon Ball Z” means the animated television series entitled “Dragon Ball Z Kai” and includes all rights under the DBZ Agreement.

(jj) “Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(kk) “Environmental Law” has the meaning set forth in Section 5.17(b).

(ll) “Environmental Permit” has the meaning set forth in Section 5.17(b).

(mm) “ERISA Affiliate” shall mean any corporation or other business entity that is included in a controlled group of corporations within which the Seller is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Seller, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Seller is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Seller pursuant to regulations issued under Section 414(o) of the Code; or which is treated as a single employer with Seller under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended.

(nn) “Escrow Account” has the meaning set forth in Section 3.2(a).

(oo) “Escrow Agent” has the meaning set forth in Section 3.2(a).

(pp) “Escrow Agreements” has the meaning set forth in Section 3.2(a).

(qq) “Escrow Amount” has the meaning set forth in Section 3.2(a).

(rr) “Excluded Assets” shall mean the following items:

i.
Cash and cash equivalents (except, subject to Section 2.1(n) and Section 3.3(a), cash and cash equivalents from the Purchased Assets, including the Purchased Business, that are generated from events or circumstances arising from or occurring prior to June 30, 2012);

ii.
All assets owned by the Company’s subsidiary in the United Kingdom, consisting of agency representation agreements with rights holders and licensing and merchandising licenses in each case that are not related to the Purchased Business or any of the Purchased Assets;

iii.	All existing contracts which are not Transferred Agreements;

iv.	Any claims or counterclaims (including any damage reward or settlement paid or to be paid in respect thereof) Seller may have in connection with the Settled Action (as defined below);

v.	All claims for refunds of taxes and other governmental charges of whatever nature;

vi.	All rights under insurance policies;

vii.	All health and Benefit Arrangements maintained by Seller for its employees;

viii.	All real property leases other than the New York Lease;

ix.
All causes of action that do not relate to any of the Purchased Assets or the Purchased Business. For the avoidance of doubt, all claims and causes of action against Lehman Brothers, Inc. and all rights to recover damages in connection therewith shall be deemed Excluded Assets;

x.
The claim against Upper Deck International B.V. arising from license agreements with respect to the Dinosaur King properties, a 2010 settlement agreement and a 2011 settlement agreement; provided, however, that the claim against Upper Deck International B.V. arising from license agreements with respect to Yu-Gi-Oh and any settlement agreement in connection therewith shall not be Excluded Assets and shall be part of the Konami Purchased Business;

xi.
All claims and causes of action under sections 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code, and any other claims or causes of action belonging to Seller or its estate, and all of Seller’s rights and causes of action arising under section 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder (“Chapter 5 Claims, Rights and Causes of Action”) not related in any way to the Purchased Assets;

xii.	The proceeds of any audit claims relating to periods prior to April 1, 2012 and that do not relate to any of the Purchased Assets;

xiii.
Seller’s corporate seals, stock record books, corporate record books containing minutes of meeting of directors and stockholders, tax returns and records, books of account and ledgers and such other record having to do solely with Seller’s organization or stock capitalization or Excluded Assets or liabilities retained by Seller;

xiv.	All personal records and other records that Seller is required by law to retain in its possession;

xv.	All music that is not part of or related to the Yu-Gi-Oh! Productions or the Library Assets;

xvi.	All web assets solely related to properties which are not part of the Purchased Assets and which are not used in connection with the Purchased Assets;

xvii.	The 4Kids Entertainment Trademark and tradename;

xviii.	Computer servers located at Seller’s offices at 53 West 23rd Street, 11th Floor, New York, New York; and

xix.	Navision accounting software.

(ss) “Final Order” means an order of the Bankruptcy Court (i) that has not been reversed, vacated or stayed, and the time to file an appeal or a motion to reconsider has expired and is not stayed, or (ii) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted.

(tt) “Governmental Authority” means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body, and any instrumentality of any of the foregoing.

(uu) “Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

(vv) “Hazardous Material” has the meaning set forth in Section 5.17(b).

(ww) “Hulu Agreements” means the Content Deal Memorandum, dated as of July 31, 2009, with Hulu, LLC, as amended, and the Distribution Deal Memorandum, dated as of August 27, 2010, with Hulu, LLC.

(xx) “Intellectual Property” means the following Intellectual Property Rights: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all United States or foreign trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, techniques, designs, drawings, specifications, customer and supplier lists and databases, sales literature, promotional literature, lists of distributors, artwork, purchasing records, pricing and cost information, business and marketing plans and proposals, and related documentation), (f) all computer software (excluding software commonly available through licenses on standard commercial terms, such as software “shrink-wrap” or “click wrap” licenses, it being understood that such licenses may nonetheless constitute Purchased Assets under Section 2.1 or Section 2.2hereof), including data and related documentation and all software necessary to maintain the operation of the business of Seller, URLs, web sites, web portals, and other forms of technology, (g) all other proprietary rights related to the Purchased Business of Seller or the Purchased Assets and (h) all copies and tangible embodiments thereof (in whatever form or medium).

(yy) “Intellectual Property Rights” shall mean any and all Trademarks, Copyrights and other Intellectual Property, proprietary rights, moral rights, rights of publicity and likeness, and other analogous rights, that arise out of or are associated with or may be created or exist under the Laws of any jurisdiction throughout the world.

(zz) “Inventory” means all merchandise, video games, videotapes, DVDs, publications or other consumer or digital products used in connection with the Purchased Business in the possession or under the control of Seller or its Affiliates.

(aaa) “IRS” means the Internal Revenue Service.

(bbb) “Jaguar License” means that certain Software License Agreement, by and between Seller and Jaguar Consulting, Inc., dated April 23, 2007, including all amendments, addenda and agreements related thereto or referenced therein, including the Agreement for Professional Services, by and between Seller and Jaguar Consulting, Inc., dated April 23, 2007.

(ccc) “Konami Assumed Liabilities” has the meaning set forth in Section 2.4.

(ddd) “Konami Books and Records” has the meaning set forth in Section 2.1(j).

(eee) “Konami Domain Names” has the meaning set forth in Section 2.1(d).

(fff) “Konami Employee Offer Letters” means the offer letters to be delivered by the Konami Purchaser to each of the Konami Employees prior to or at Closing pursuant to which such Konami Employee will be offered employment with the Konami Purchaser following the Closing.

(ggg) “Konami Employees” means the employees listed on Exhibit D.

(hhh) “Konami Escrow Amount” has the meaning set forth in Section 3.2(a).

(iii) “Konami Purchased Assets” has the meaning set forth in Section 2.1.

(jjj) “Konami Purchased Business” means the business relating to and commercial Use of Yu-Gi-Oh!.

(kkk) “Konami-Saban License Agreement” means that certain Broadcasting and License Agreement, dated as of the date hereof, by and between the Konami Purchaser and the Saban Purchaser.

(lll) “Konami Transferred Agreements” shall mean (i) the Hulu Agreements and the Cherry Lane Agreement; (ii) the Yu-Gi-Oh! Grant Agreements; (iii) the Konami Agreements; (iv) the License Agreements listed on Schedule 5.8; (v) the New York Lease; (vi) the Jaguar License; and (vii) those other Contracts listed on Schedule 5.8(a)-1, as such Schedule may be amended in accordance with the Bidding Procedures Order.

(mmm)  “Konami Website Assets” means the assets owned or controlled by Seller which are listed on Schedule 2.1(e) and which are used in connection with or pertaining to any websites used or operated by Seller or its Affiliates in connection with the Konami Purchased Business.

(nnn) “Knowledge” or “knowledge” means, with respect to Seller or either of the Purchasers, the actual knowledge of the persons identified on Schedule 1.1A, with a duty of investigation that is reasonable for a person of that position.  With respect to Seller parties set forth on Schedule 1.1A, notwithstanding the fact that such parties include the general counsel of Seller, the Seller parties identified on Schedule 1.1A are not waiving their attorney client privilege with respect to any legal conclusions or advice given in connection with the matters required to be disclosed by Seller pursuant to this Agreement; provided, however, that any claim of attorney-client privilege does not in any way limit the obligations of the parties set forth on Schedule 1.1A with respect to their factual disclosure obligations as set forth herein.

(ooo) “Konami Agreements” means the Agreement, dated as of August 1, 2001, with Konami Corporation and the First Amendment dated September 12, 2007 to the 4Kids – Konami Agreement.

(ppp) “Laws” shall mean any constitution, statute, law, ordinance, regulation, rule, code, requirement or rule of law.

(qqq) “Liability” means any direct or indirect debt, liability, commitment or obligation (whether known or unknown, matured or not matured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential and due or to become due), including any liability for Taxes or arising out of or under any Law or Contract.

(rrr) “Library Agreements” has the meaning set forth in Section 2.2(p).

(sss) “Library Assets” means (i) 26 episodes of Cubix; (ii) 78 episodes of Sonic X; and (iii) 52 episodes of Dragon Ball Z, each episode of which is listed on Schedule 2.2(p), including all of Seller’s right, title and interest to (x) the music composed by or under the authority of 4Kids that is contained in the Cubix and Sonic X episodes described above, and (y) the Intellectual Property Rights to Cubix set forth on Schedule 2.2(p).

(ttt) “License Agreements” shall mean Contracts under which Seller or one of its Affiliates has granted third parties the right to (1) manufacture, market and sell products bearing any Transferred IP or other protectable elements of the Yu-Gi-Oh! Productions, Yu-Gi-Oh! Brand or other Yu-Gi-Oh!-related properties (“CP License Agreements”), (2) exhibit, display, telecast and/or transmit Yu-Gi-Oh! Productions, episodes or any other Transferred IP (“TV License Agreements”), or (3) produce, distribute and sell as DVDs Yu-Gi-Oh! Productions, episodes or any other Transferred IP, including the Yu-Gi-Oh! GX & Yu-GI-Oh! 5Ds Merchandise License Agreement dated August 25, 2009.

(uuu) “Lien” means any mortgage, pledge, lien, security interest, charge, Claim, encumbrance (including, collateral assignment, right of setoff, right of recoupment, pledge, levy, charge, escrow, option, right of first refusal, restriction (whether on transfer, disposition or otherwise), third party right, right limited to Seller personally, other agreement or term tending to limit any right or privilege of Seller under any Contract, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, easement, license, servitude, proxy, voting trust, transfer restriction under any shareholder or similar agreement, or any other agreement, arrangement, contract, commitment, understanding or obligation of any kind whatsoever, whether written or oral, or imposed by any Law, equity or otherwise imposing any restriction on Seller or any of Seller’s right, title or interest in any asset), limitation or restriction with respect to the creation of any of the foregoing, whether relating to any property or right or the income or profits thereof or therefrom.

(vvv) “Material Adverse Change” means any material adverse effect on or material adverse change (i) with respect to the business, operations, assets, Liabilities, Assumed Liabilities, financial condition, results of operations, properties or prospects of the Purchased Business taken as a whole, or (ii) that results in the inability of Seller to convey to the Purchasers all of the material elements of the Purchased Business and the Purchased Assets or (iii) that result in an amendment, modification or termination of the material terms of the Yu-Gi-Oh Grant Agreements and/or the Konami Agreements or the material addition of or material increase in any Assumed  Liabilities relating to the Purchased Assets, in each case that are not approved by the applicable Purchaser.

(www) “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, which any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate has or may have any Liability.

(xxx) “Music Rights” shall have meaning set forth in Section 2.1(g).

(yyy) “New York Lease” means that certain lease Agreement dated December 3, 2001, as modified by Agreement dated March 28, 2002, as extended by Agreement dated October 25, 2006, and as extended by Agreement dated March 23, 2007, between Seller and Twenty Three R.P. Associates, relating to that certain premises located at 53 West 23rd Street, 11th Floor, New York, New York.

(zzz) “Participations” shall mean right to profits or revenues, economic interest, participations, royalties, fees or other similar payments arising from ownership or use of the Purchased Assets.

(aaaa) “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may have any Liability.

(bbbb) “Person” means an individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity (including any Governmental Entity or any department, agency or political subdivision thereof).

(cccc) “Personal Data” has the meaning set forth in Section 5.18.

(dddd) “Purchase Price” means Fifteen Million One Hundred Thousand Dollars ($15,000,000).

(eeee) “Purchased Assets” means, collectively, the Konami Purchased Assets and the Saban Purchased Assets.

(ffff) “Purchased Business” means, collectively, the Konami Purchased Business and the Saban Purchased Business.

(gggg) “Registered IP” means all Trademarks, Copyrights and patents relating to the Purchased Assets that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority and the Domain Names.

(hhhh) “Registered IP Filings” shall have the meaning set forth in Section 4.1(g)(iii).

(iiii) “Registered Trademarks” shall mean Trademarks that constitute Registered IP.

(jjjj) “Release” has the meaning set forth in Section 5.17(b).

(kkkk)  “Retained Liabilities” shall have the meaning set forth in Section 2.5.

(llll) “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

(mmmm) “Saban Assumed Liabilities” has the meaning set forth in Section 2.4.

(nnnn) “Saban Books and Records” has the meaning set forth in Section 2.2(j).

(oooo) “Saban Domain Names” has the meaning set forth in Section 2.2(d).

(pppp) “Saban Employee Offer Letters” means the offer letters to be delivered by the Saban Purchaser to each of the Saban Employees prior to or at Closing pursuant to which such Saban Employee will be offered employment with the Saban Purchaser following the Closing.

(qqqq) “Saban Employees” means the employees listed on Exhibit E.

(rrrr) “Saban Escrow Amount” has the meaning set forth in Section 3.2(a).

(ssss) “Saban Purchased Assets” has the meaning set forth in Section 2.2.

(tttt) “Saban Purchased Business” means the business relating to and commercial Use of the television business of the Seller including the CW Agreement and the television episodes and rights related thereto included in the Saban Purchased Assets.

(uuuu) “Saban Transferred Agreements” shall mean (i) the CW Agreement; (ii) the Library Agreements listed on Schedule 5.8; and (iii) those other Contracts listed on Schedule 5.8(a)-2, as such Schedule may be amended in accordance with the Bidding Procedures Order.

(vvvv) “Saban Website Assets” means the assets owned or controlled by Seller which are listed on Schedule 2.2(e) and which are used in connection with or pertaining to any websites used or operated by Seller or its Affiliates in connection with the Saban Purchased Business.

(wwww) “Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.

(xxxx) “Sale Order” means the Final Order of the Bankruptcy Court in a form acceptable to Seller and the Purchasers in their sole discretion, to be entered by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, the form of which will be filed with the Bankruptcy Court on or before five (5) Business Days before the sale objection deadline as determined by the Bidding Procedures Order.

(yyyy) “Settled Action” shall have the meaning set forth in Section 2.1(l).

(zzzz) “Sonic X” means the animated television series currently titled “Sonic X” and includes all rights under the Sonic X Agreement.

(aaaaa) “Sonic X Agreement” has the meaning set forth in Section 2.2(p).

(bbbbb) “Tangible Assets” has the meaning set forth in Section 2.1(c).

(ccccc) “Tax” or, collectively, “Taxes,” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for taxes of a predecessor entity.

(ddddd) “Tax Returns” means any return, report, declaration, form, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeeee) “Trademarks” means all trade names, logos, trademarks, trade dress and service marks, common law trademark rights in characters’ names and other protectable elements, and all registrations and applications for registration of the foregoing, and equivalents of the foregoing throughout the world.

(fffff) “Transferred Agreements” shall mean , collectively, the Konami Transferred Agreements and the Saban Transferred Agreements.

(ggggg) “Transferred IP” shall mean all Intellectual Property Rights included within the Purchased Assets.

(hhhhh) “Transition Services Agreement” shall have the meaning set forth in Section 8.1.

(iiiii) “Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, exhibit, broadcast, make, have made, sell, license, sublicense, market and otherwise exploit.

(jjjjj)  “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may have any Liability.

(kkkkk) “Yu-Gi-Oh!” means the Japanese manga (also known as cartoon or comic) created by Kazuki Takahashi and the related brand, franchise and Intellectual Property, including all related anime shows, television or video programming, card games and video games, in each case, in all languages throughout the world, and all characters related thereto or pictured therein, the Yu-Gi-Oh! Productions and rights under the Yu-Gi-Oh! Grant Agreements.

(lllll) “Yu-Gi-Oh! Grant Agreements” means (i) the Yu-Gi-Oh! Distribution Agreement, dated as of March 31, 2003, between the Company and Warner Bros. Pictures, Inc., (ii) the 2003 Yu-Gi-Oh! Movie Deal Memo among the Company, Television Tokyo Channel 12, Ltd., Nihon Ad Systems, Inc. and Shueisha, Inc., (iii) the Yu-Gi-Oh! Movie Deal Memo, dated December 15, 2010, between TV-Tokyo and Nihon Ad Systems, Inc., as licensors, and 4Kids Entertainment, Inc., relating to the Yu-Gi-Oh! 3-D movie, (iv) the Amended and Restated Yu-Gi-Oh! Agreement dated July 1, 2008 with Television Tokyo Channel 12, Ltd. and Nihon Ad Systems, Inc., and (v) Side Letter for YU-Gi-Oh! 5D’s Season 2 and Season 3, dated as of January 21, 2010 and the Side Letter dated as of February 28, 2012, in each case amending the Amended and Restated Yu-Gi-Oh! Agreement dated as of July 1, 2008.

(mmmmm)  “Yu-Gi-Oh! Productions” means the episodes of the Yu-Gi-Oh! Series and the Yu-Gi-Oh! movies, including all the music in the episodes of the Yu-Gi-Oh! Series and the music composed by or under the authority of 4Kids that is contained in the Yu-Gi-Oh! movies, and all other content and programming related to Yu-Gi-Oh! including, without limitation episodes.  The episodes, movies and other material content and programming are listed on Schedule 2.1(c).

ARTICLE 2

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Konami Purchaser good and valid title to all of Seller’s right, title and interest to the Konami Purchased Assets, free of any Liens, on the terms and subject to the conditions set forth in this Agreement and in accordance with Sections 363 and 365 of the Bankruptcy Code, and the Konami Purchaser hereby agrees to purchase, acquire and, solely in the case of the Konami Transferred Agreements, to assume from Seller, all of the following:

(a) the Konami Purchased Business;

(b) all Intellectual Property related to or used in connection with the Konami Purchased Business, including the Trademarks, Copyrights and other items set forth on Schedule 2.1(b) and all other intellectual property rights, proprietary rights, moral rights, rights of publicity and likeness, and other analogous rights, that arise out of or are associated with or may be created or exist under the Laws of any jurisdiction throughout the world, trade secrets, business methods, processes, know-how, patents, databases and data collections whether owned by Seller or which Seller has the right to use, in each case, in connection with the Konami Purchased Business, including in connection with the episodes, productions and exploitations;

(c) all masters, negatives and prints of the Yu-Gi-Oh! Productions, and all promotional materials, artwork, style books, production stills, logos, scripts, screeners, closed caption files, merchandise samples, costumes, and all live event props and materials, music cue sheets and similar materials and documents (in paper, digital or electronic format) relating to the episodes and productions, owned by Seller or which Seller has the right to use and which are in Seller’s care, custody or control (the “Tangible Assets”) and in particular those masters set forth on Schedule 2.1(c);

(d) the Internet domain names owned by Seller or which Seller has the right to use in connection with the Konami Purchased Business, which are listed on Schedule 2.1(d) (the “Konami Domain Names”);

(e) all Konami Website Assets;

(f) all Copyrights in books, magazines and other print publications published by Seller or its Affiliates or in which Seller or any of its Affiliates have any rights and bearing any Trademarks or incorporating other protectable elements (including Copyrights) of the Konami Purchased Business and any Inventory relating thereto;

(g) (i) all Copyrights in the music and sound recordings created by or on behalf of Seller, its predecessor or an Affiliate of Seller and specifically for inclusion in any episode of the Yu-Gi-Oh! Productions and (ii) all rights of Seller or its Affiliates under synchronization and master use licenses for music contained in the Yu-Gi-Oh! Productions (“Music Rights”);

(h) the Konami Transferred Agreements;

(i) all goodwill associated with all the Transferred IP included within the Konami Purchased Assets, and all other goodwill related to all other Konami Purchased Assets;

(j) all documents and records (in paper or electronic format) in Seller’s or any of Seller’s Affiliates’ care, custody or control relating exclusively to the Konami Purchased Business or any other Konami Purchased Asset (collectively, “Konami Books and Records”);

(k) All Chapter 5 Claims, Rights and Causes of Action solely related to the Konami Purchased Assets or Konami Transferred Agreements.

(l) causes of action and claims whether accruing or arising prior or subsequent to the Closing Date with respect to any Konami Purchased Assets, but excluding (i) any causes of action or claims that were resolved pursuant to the proceeding entitled TV Tokyo Corporation and Nihon Ad Systems, Inc. v. 4Kids Entertainment, Inc., Adv. Pro. No. 11-02225 (SCC) that was formerly pending in the United States Bankruptcy Court for the Southern District of New York and the settlement entered into with respect to all claims in such matter and the dismissal of the litigation with prejudice (the “Settled Action”) and (ii) all Chapter 5 Claims, Rights and Causes of Action not related to the Konami Purchased Assets or Konami Transferred Agreements;

(m) the owned machinery, equipment, recording/editing equipment (for the avoidance of doubt including the Avids/ProTools), computer and information technology equipment and related data, and all software owned by Seller or which Seller has the right to use (subject only to customary shrinkwrap licenses) in connection with the Konami Purchased Business and the obligations and deliverables thereunder which are listed on Schedule 2.1(m);

(n) all cash and accounts receivable relating to the Konami Purchased Assets arising from events or circumstances occurring (1) on or after June 30, 2012 (for the avoidance of doubt, including but not limited to, royalties and marketing fees on the sale of Yu-Gi-Oh! merchandise and trading cards occurring on or after June 30, 2012, and revenues from the Internet streaming of Yu-Gi-Oh! episodes on Hulu on or after June 30, 2012 are part of the Yu-Gi-Oh! Assets being transferred by Seller to the Konami Purchaser (but excluding the Seller’s share of national advertising proceeds from the broadcast of commercials on or after June 30, 2012 on the five hour Saturday morning block of programs telecast on The CW Network, which share of national advertising proceeds shall constitute a Saban Purchased Asset pursuant to Section 2.2(n))) and (2) between April 1, 2012 and June 30, 2012, but solely to the extent related to Seller’s share of revenues for such period which are in excess of $1,600,000 (and, for these purposes, Seller’s share of revenues shall not include Seller’s share of national advertising proceeds from the broadcast of commercials during the April 1, 2012 through June 30, 2012 time period on the five hour Saturday morning block of programs telecast on The CW Network); except, however, to the extent that such cash is deducted from the Purchase Price pursuant to Section 3.3(a);

(o) all income, royalties, fees, products, proceeds, damages and payments due or payable to Seller as of the Closing or thereafter relating to the Konami Purchased Assets, including damages and payment for past, present or future infringements, misappropriations or other causes of actions, the right to sue or recover for past infringements and misappropriation of the Konami Purchased Assets and all of Seller’s rights to be indemnified with respect to the Konami Purchased Assets;

(p) All office furniture, computers (other than computer servers) and audio/visual equipment located at Seller’s offices at 53 West 23rd Street, 11th Floor, New York, New York;

(q) All right, title and interest in and to those Trademarks and tradenames which are listed on Schedule 2.1(q); and

(r) All of Seller’s rights to the Jaguar licensing software, including any and all rights under the Jaguar License.

All of the assets referred to in this Section 2.1 are collectively referred to herein as the “Konami Purchased Assets.”

2.2 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Saban Purchaser good and valid title to all of Seller’s right, title and interest to the Saban Purchased Assets, free of any Liens, on the terms and subject to the conditions set forth in this Agreement and in accordance with Sections 363 and 365 of the Bankruptcy Code, and the Saban Purchaser hereby agrees to purchase, acquire and, solely in the case of the Saban Transferred Agreements, to assume from Seller, all of the following:

(a) the Saban Purchased Business;

(b) all Intellectual Property related to or used in connection with the Saban Purchased Business, including the Trademarks, Copyrights and other items set forth on Schedule 2.2(b) and all other intellectual property rights, proprietary rights, moral rights, rights of publicity and likeness, and other analogous rights, that arise out of or are associated with or may be created or exist under the Laws of any jurisdiction throughout the world, trade secrets, business methods, processes, know-how, patents, databases and data collections whether owned by Seller or which Seller has the right to use, in each case, in connection with the Saban Purchased Business, including in connection with the episodes, productions and exploitations;

(c) [Intentionally Omitted];

(d) the Internet domain names owned by Seller or which Seller has the right to use in connection with the Saban Purchased Business, which are listed on Schedule 2.1(d) (the “Saban Domain Names”);

(e) all Saban Website Assets;

(f) all Copyrights in books, magazines and other print publications published by Seller or its Affiliates or in which Seller or any of its Affiliates have any rights and bearing any Trademarks or incorporating other protectable elements (including Copyrights) of the Saban Purchased Business and any Inventory relating thereto;

(g) (i) all Copyrights in the music and sound recordings created by or on behalf of Seller, its predecessor or an Affiliate of Seller and specifically for inclusion in any episode included as part of the Library Assets and (ii) all rights of Seller or its Affiliates under synchronization and master use licenses for music contained in the Library Assets;

(h) the Saban Transferred Agreements;

(i) all goodwill associated with all the Transferred IP included within the Saban Purchased Assets (including, without limitation, the rights to the Library Assets set forth in Section 2.2(p)), and all other goodwill related to all other Saban Purchased Assets;

(j) all documents and records (in paper or electronic format) in Seller’s or any of Seller’s Affiliates’ care, custody or control relating exclusively to the Saban Purchased Business or any other Saban Purchased Asset (collectively, “Saban Books and Records”);

(k) All Chapter 5 Claims, Rights and Causes of Action solely related to the Saban Purchased Assets or Saban Transferred Agreements.

(l) causes of action and claims whether accruing or arising prior or subsequent to the Closing Date with respect to any Saban Purchased Assets, but excluding (i) any causes of action or claims that were resolved pursuant to the Settled Action and (ii) all Chapter 5 Claims, Rights and Causes of Action not related to the Saban Purchased Assets or Saban Transferred Agreements;

(m) [Intentionally Omitted];

(n) the Seller’s share of national advertising proceeds from the broadcast of commercials on or after April 1, 2012 on the five hour Saturday morning block of programs telecast on The CW Network;

(o) all income, royalties, fees, products, proceeds, damages and payments due or payable to Seller as of the Closing or thereafter relating to the Saban Purchased Assets, including damages and payment for past, present or future infringements, misappropriations or other causes of actions, the right to sue or recover for past infringements and misappropriation of the Saban Purchased Assets and all of Seller’s rights to be indemnified with respect to the Saban Purchased Assets; and

(p) the following rights to the Library Assets as more specifically described in Schedule 2.2(p): (i) all rights of Seller under the Agreement dated as of February 15, 2002 among Seller, Daiwon C & A Holdings Co., Ltd (“DWCA”), Cinepix, Inc. (“Cinepix”) and East Japan Marketing & Communications, Inc. (“Cubix Agreement”), relating to Cubix; (ii) all of Seller’s rights under the Dragon Ball Term Sheet dated March 15, 2010 between Seller and Toei Animation Inc., represented by Funimation Productions, Ltd, as amended by a letter agreement dated February 16, 2011 (“DBZ Agreement”), relating to Dragon Ball Z Kai; and (iii) all of Seller’s rights under the License Agreement dated as of May 25, 2003 between Seller and TMS Entertainment, Ltd., as amended by the Addendum to License Agreement dated as of June 15, 2004, and as amended by the Second Addendum to License Agreement dated as of September 28, 2007 (the “Sonic X Agreement”), relating to Sonic X. The Cubix Agreement, the DBZ Agreement and Sonic X Agreement are collectively referred to as the “Library Agreements”.

All of the assets referred to in this Section 2.2 are collectively referred to herein as the “Saban Purchased Assets.”

2.3 Excluded Assets.  Anything herein to the contrary notwithstanding, the Purchased Assets shall not include, and Seller shall retain ownership of, all Liabilities relating to, the Excluded Assets.

2.4 Assumed Liabilities.  Except as provided in Section 3.3(c), in connection with the acquisition of the Konami Purchased Assets pursuant to this Agreement, at the Closing, the Konami Purchaser shall assume and agree to pay, perform, satisfy and discharge as and when due all Liabilities of Seller or its Affiliates under the Konami Transferred Agreements, in each case to the extent (but only to the extent) to be performed (other than payments due after the Closing Date but arising as a result of circumstances, events or transactions occurring before the Closing Date, which are addressed in Section 2.5), or arising from circumstances, events or transactions occurring, on or after the Closing Date (the “Konami Assumed Liabilities”).  Except as provided in Section 3.3(c), in connection with the acquisition of the Saban Purchased Assets pursuant to this Agreement, at the Closing, the Saban Purchaser shall assume and agree to pay, perform, satisfy and discharge as and when due all Liabilities of Seller or its Affiliates under the Saban Transferred Agreements, in each case to the extent (but only to the extent) to be performed (other than payments due after the Closing Date but arising as a result of circumstances, events or transactions occurring before the Closing Date, which are addressed in Section 2.5), or arising from circumstances, events or transactions occurring, on or after the Closing Date (the “Saban Assumed Liabilities”).  For the avoidance of doubt, the Assumed Liabilities shall not include any Cure Costs related to the Purchased Assets, which shall be borne exclusively by Seller.

2.5 Retained Liabilities.  Anything herein the contrary notwithstanding, the Purchasers are not assuming nor shall they be obligated to pay, perform or otherwise discharge, and Seller shall retain and remain solely responsible for the payment or satisfaction, without recourse to the Purchasers, of any and all other Liabilities of Seller or any Affiliates (i) arising from or in connection with circumstances, events or transactions occurring before the Closing Date and/or (ii) currently existing or hereafter arising with respect to (a) any employment or contractor arrangements, Benefit Arrangement, Pension Plan, Multiemployer Plan or Welfare Plan maintained or participated in by Seller or any Affiliate, whether such Liability (or the claim related thereto) accrued or arose prior or subsequent to the Closing Date, and (b) any Tax arising out of Seller’s or its Affiliates’ ownership and operation of the Purchased Assets for the period prior to the Closing Date, whether the filing of the applicable Tax Return occurs prior or subsequent to the Closing Date, (c) any Liability of Seller or its Affiliates relating to real property leases other than the New York Lease (the obligations under which are being assumed by the Konami Purchaser), (d) Liabilities for all Cure Costs, (e) Liabilities relating to any assets not acquired by the Purchasers and (f) any transfer tax, recording tax, stamp tax, use tax, capital gains tax or any other taxes (collectively, “Retained Liabilities”). For the avoidance of doubt, except to the extent expressly assumed by the Konami Purchaser or the Saban Purchaser pursuant to the Konami Employee Offer Letters and/or the Saban Employee Offer Letters, the Purchasers shall have no obligation with respect to claims by any employee of Seller, including any Konami Employee or Saban Employee, whether under any Pension Plan or for severance, unpaid wages, unpaid accrued time off, unpaid bonuses, credit for prior service, unpaid commissions or otherwise.  Seller shall be responsible for any and all Liability under the WARN Act or other legal requirements that arise out of or result from any termination of employment by Seller, provided that the Purchasers comply with their respective obligations under Section 7.17 of this Agreement with respect to the respective Saban Employees and Konami Employees.

2.6 Rights of Sellers’ Affiliates.  In the event that any Affiliate of Seller has any rights, title or interest, or otherwise owns or controls any Intellectual Property Rights, contractual rights or other assets that would have constituted Purchased Assets had that Person been a Seller under this Agreement, then Seller agrees to cause such Affiliate to transfer all of its right, title and interest in and to such Intellectual Property Rights, contractual rights or other assets, to the applicable Purchaser; provided, that, if any such Affiliate is a non-debtor, such transfer will not be made pursuant to Section 363 of the Bankruptcy Code but shall be made by a separate transfer instrument.

2.7 Equipment.  The Konami Purchaser shall have the right to determine, prior to the Closing, that it will not take some or all of the equipment that it is acquiring under Section 2.1(m) above.   The Saban Purchaser shall have the right to determine, prior to the Closing, that it will not take some or all of the equipment that it is acquiring under Section 2.2(m) above.

2.8 Sharing of Certain Purchased Assets.  The parties acknowledge that certain of the Konami Purchased Assets include certain rights applicable to certain of the Saban Purchased Assets.  These Konami Purchased Assets are listed on Schedule 2.8 attached hereto.  The Konami Purchaser, to the extent these assets are applicable to the Saban Purchased Assets, shall hold these Konami Purchased Assets for the benefit of the Saban Purchaser subject to a sharing arrangement between the Konami Purchaser and the Saban Purchaser contained in the Transition Services Agreement (as hereinafter defined).

ARTICLE 3

CLOSING; PURCHASE PRICE

3.1 Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time no later than July 15, 2012 at the offices of Morrison & Foerster LLP located at  555 West Fifth Street, Los Angeles, California 90013.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3.2 Payments at Closing.  At the Closing, in consideration of the sale, transfer, conveyance and assignment of the Konami Purchased Assets to the Konami Purchaser and the Saban Purchased Assets to the Saban Purchaser, the Konami Purchaser will pay in cash to Seller (i) $15,000,000, less (ii) any Closing Adjustments (the “Adjusted Purchase Price”). Said payment by the Konami Purchaser shall include application of the $1,000,000 good faith deposit delivered by the Konami Purchaser to Seller in connection with the Konami Purchaser’s bid.  In addition, the $1,000,000 good faith deposit delivered by the Saban Purchaser to Seller shall be returned to the Saban Purchaser at Closing.  The Adjusted Purchase Price will be made by wire transfers of same day funds to the following accounts.

(a) $1,000,000 (“Escrow Amount”) to account(s) of Wells Fargo Bank, National Association (the “Escrow Account” and “Escrow Agent,” respectively) pursuant to Escrow Agreements to be entered into by and among the Purchasers, Seller and the Escrow Agent, such agreements to be in the form of Exhibits J-1 and J-2 attached hereto (the “Escrow Agreements”), such Escrow Amount to be held in escrow for purposes of satisfying any indemnification obligations that Seller may have to the Purchasers pursuant to Section 9.  For purposes of this Agreement, $700,000 of the Escrow Amount shall constitute the Konami Escrow Amount, and $300,000 of the Escrow Amount shall constitute the Saban Escrow Amount.  The Escrow Amount shall be held in such escrow account(s) and the Purchasers shall cause such amount to be paid to Seller, together with all interest accrued thereon (net of any amounts disbursed to the Purchasers in respect of any indemnification obligations under Section 9), on the six (6) month anniversary of the Closing Date.  To the extent that any portion of the Konami Escrow Amount is subject to any claims of the Konami Purchaser pursuant to Section 9 and the terms of the related Escrow Agreement (the portion of the Konami Escrow Amount subject to such claims, the “Konami Disputed Amount”), such Konami Disputed Amount (or a portion of such Konami Disputed Amount) shall remain in the Escrow Account until such time as: (i) Seller and the Konami Purchaser execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse all or any portion of such Konami Disputed Amount or (ii) the Escrow Agent shall receive a final, non-appealable order authorizing the release of all or any portion of such Konami Disputed Amount.  To the extent that any portion of the Saban Escrow Amount is subject to any claims of the Saban Purchaser pursuant to Section 9 and the terms of the related Escrow Agreement (the portion of the Saban Escrow Amount subject to such claims, the “Saban Disputed Amount”), such Saban Disputed Amount (or a portion of such Saban Disputed Amount) shall remain in the Escrow Account until such time as: (i) Seller and the Saban Purchaser execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse all or any portion of such Saban Disputed Amount or (ii) the Escrow Agent shall receive a final, non-appealable order authorizing the release of all or any portion of such Saban Disputed Amount.  For the avoidance of doubt, any conflict between this clause (a) and the related Escrow Agreement, such Escrow Agreement shall control;

(b) $3,051,904 to an account designated by The CW Network, LLC as a Cure Cost pursuant to the CW Agreements;

(c) $429,000 to an account designated by Toei Animation as a Cure Cost pursuant to the DBZ Agreement;

(d) $110,398.98 to an account designated by Twenty Three R.P. Associates, the landlord under the New York Lease, as a Cure Cost pursuant to that agreement;

(e) $13,769.90 to an account designated by TMS Entertainment, Ltd. as a Cure Cost pursuant to the Sonic X Agreement;

(f) an amount equal to any Cure Cost for the assumption and assignment of any Transferred Agreement (other than the amounts described in the foregoing clauses (b), (c), (d) and (e) above), which shall be paid to the applicable counterparty to each such Transferred Agreement;

(g) an amount equal to the CW Deficit Amount to an account designated by the Saban Purchaser in satisfaction of the obligation of Seller to the Saban Purchaser pursuant to Section 3.4(a);

(h) an amount equal to the Seller’s share of national advertising proceeds from the broadcast of commercials on or after April 1, 2012 on the five hour Saturday morning block of programs telecast on The CW Network, to the extent any such amounts have been received by Seller prior to the Closing Date, to an account designated by the Saban Purchaser; and

(i) the remainder of the Adjusted Purchase Price (after the deduction of the amounts described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g) and (h)) to an account designated by the Seller, subject to Section 2.5.

3.3 Closing Adjustments. The following items shall increase or decrease the Purchase Price at the Closing, as applicable (“Closing Adjustments”):

(a) Immediately prior to Closing, Seller shall provide reasonable evidence to the Konami Purchaser of the cash received by Seller or its Affiliates prior to the Closing that was generated from events or circumstances relating to the Konami Purchased Assets (1) on or after June 30, 2012 and (2) between April 1, 2012 and June 30, 2012, but solely to the extent related to Seller’s share of revenues for such period which are in excess of $1,600,000 (and, for these purposes, Seller’s share of revenues shall not include Seller’s share of national advertising proceeds from the broadcast of commercials during the April 1, 2012 through June 30, 2012 time period on the five hour Saturday morning block of programs telecast on The CW Network).  The Purchasers shall reduce the Purchase Price at Closing by the amount of such cash.

(b)           Immediately prior to Closing, Seller shall provide evidence reasonably satisfactory to the Konami Purchaser of the outstanding balance of all unearned or unrecouped advances Seller has received pursuant to those License Agreements that are merchandise license agreements for the Yu-Gi-Oh Property as of Closing. To the extent that the aggregate amount of any such unearned or unrecouped advances which Seller has received as of Closing pursuant to License Agreements that are merchandise license agreements for the Yu-Gi-Oh Property exceed $42,545 and have not been adjusted for pursuant to Section 3.3(a) above, then the Purchasers shall reduce the Purchase Price at Closing by an amount equal to the amount of such excess over $42,545. Immediately prior to Closing, Seller shall provide evidence reasonably satisfactory to the Konami Purchaser that the amount of license fees received by Seller or its affiliates under TV License Agreements for the Yu-Gi-Oh Property, which license fees have been paid for television episodes of the Yu-Gi-Oh Zexal series not yet delivered by Seller to the broadcaster as of the date hereof. To the extent that the aggregate amount of any such license fees which have been received by Seller or its affiliates as of the Closing with respect to television episodes of the Yu-Gi-Oh Zexal series not yet delivered by Seller to the broadcaster exceed $5,000 and have not been adjusted for pursuant to Section 3.3(a) above, then the Purchasers shall reduce the Purchase Price at Closing by an amount equal to the amount of such excess over $5,000.

(c) Immediately prior to Closing, Seller shall provide reasonable evidence to the Konami Purchaser of any license fees paid to the Licensor under the Yu-Gi-Oh Grant Agreements after the date of this Agreement for episodes in the Zexal season. In the event that after the date of the Agreement, Seller has paid any license fees for additional episodes beyond the first 41 episodes of the Zexal season that were paid for prior to the Closing Date (“Additional Episodes”), then the Konami Purchaser shall reimburse Seller for such license fees paid by increasing the Purchase Price by the amount of such license fees paid by Seller for such Additional Episodes.

(d) Immediately prior to Closing, Seller shall provide reasonable evidence to the Konami Purchaser of payment of the $62,500 installment for the 2011-2012 broadcast season due on or about July 1, 2012 under the Yu-Gi-Oh Agreements.  In the event that Seller has paid the foregoing amount, then the Konami Purchaser shall reimburse Seller for such amount by increasing the Purchase Price by the amount of such payment made by Seller.

3.4 Payment to the Saban Purchaser of CW NAP Received Amount; Post-Closing Adjustment for Second Quarter Revenues.

(a)           Payment to the Saban Purchaser.  Immediately prior to Closing, Seller shall provide the Saban Purchaser with a statement setting forth the amount that The CW Network, LLC shall have received as its share of national advertising proceeds (“CW NAP”) arising from the sale by Seller of national advertising units on the five hour block telecast by The CW Network, LLC on Saturday mornings (“Block”) for the period from October 1, 2011 through March 31, 2012 (“CW NAP Period”).  If as of June 30, 2012 the amount of CW NAP received by The CW Network, LLC arising from the sale by Seller of national advertising on the Block during the CW NAP Period (the “CW NAP Received Amount”) is less than $3,000,000, then Seller shall pay to the Saban Purchaser at Closing, in accordance with Section 3.2(g), an amount equal to $3,000,000 minus the CW NAP Received Amount (“CW Deficit Amount”); provided, that if the amount of the guarantee relating to the 2011 – 2012 broadcast season is less than $5,000,000, the CW Deficit Amount shall be reduced by the difference between $5,000,000 and the amount of such guarantee.

(b)           Post-Closing Adjustment for Second Quarter Revenues.

(i)           The Seller shall be obligated to remit to the Konami Purchaser, on or prior to August 31, 2012, all cash and accounts receivable relating to the Konami Purchased Assets arising from events or circumstances occurring between April 1, 2012 and June 30, 2012, but solely to the extent related to Seller’s share of revenues for such period which are in excess of $1,600,000 (and, for these purposes, Seller’s share of revenues shall not include Seller’s share of national advertising proceeds from the broadcast of commercials during the April 1, 2012 through June 30, 2012 time period on the five hour Saturday morning block of programs telecast on The CW Network), which are received by the Seller, except to the extent that any such amounts have already been included as an adjustment to the Purchase Price payable to the Konami Purchaser or which have otherwise been paid by the Seller to the Konami Purchaser pursuant to the terms of this Agreement.

(ii)           The Seller shall be obligated to remit to the Saban Purchaser, on or prior to August 31, 2012, the Seller’s share of national advertising proceeds from the broadcast of commercials on or after April 1, 2012 on the five hour Saturday morning block of programs telecast on The CW Network, except to the extent that any such amounts have otherwise been previously paid by the Seller to the Saban Purchaser pursuant to the terms of this Agreement.

3.5 Transfer Taxes.  Seller shall be responsible for any sales, use, excise, VAT or other transfer taxes (“Transfer Taxes”) incurred or owed as a result of the sale, purchase or transfer of the Purchased Assets.

3.6 Further Assurances; Post-Closing Cooperation.

(a) From time to time after the Closing, at the request of either Purchaser, at no cost to such Purchaser and without further consideration, Seller shall execute and deliver to such Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as may be reasonably necessary in order to transfer, convey and assign to such Purchaser, and to confirm such Purchaser’s title to, all of the Konami Purchased Assets or the Saban Purchased Assets, as applicable.

(b) Following the Closing, Seller will afford the Purchasers, their respective counsel and accountants, during normal business hours and upon reasonable advance notice, reasonable access to review (i) the books, records and other data relating to the applicable Purchased Assets in Seller’s possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, at Purchasers’ cost and expense, but only to the extent that such access may be reasonably required by either Purchaser in connection with (A) such Purchaser’s compliance with the requirements of any Governmental Authority with jurisdiction over the applicable Purchased Assets prior to the Closing, and/or (B) such Purchaser’s attempt to enforce any of its rights or interests against any Person other than Seller or its Affiliates; and (ii) financial and tax records relating exclusively to the applicable Purchased Assets.  Any such review shall be conducted by Purchasers, their respective counsel and/or accountants in such manner as to cause the least disruption to Seller’s business as reasonably practicable, and Seller shall have the right to redact and not make available to the Purchasers any information contained in such books, records and other data that is related to the Retained Liabilities or not exclusively related to the Purchased Assets.

(c) Following the Closing, the Purchasers will afford Seller, its counsel and its accountants, during normal business hours and upon reasonable advance notice, reasonable access to review (i) the books, records and other data which are transferred to the Purchasers pursuant to the terms of this Agreement and which relate to the applicable Purchased Assets prior to the Closing Date,  the right to make copies and extracts therefrom, at Seller’s cost and expense, and access to former employees of Seller but only to the extent that such access may be reasonably required by Seller in connection with (A) Seller’s compliance with the requirements of any Governmental Authority with jurisdiction over such Purchased Assets, (B) Seller’s attempt to enforce any of its rights or interests against any Person other than the Purchasers or their respective Affiliates, and/or (C) estate administration, the winding down of the Seller in connection with the Bankruptcy Case, the provision of any information required for the defense and prosecution of claims and any other legitimate purpose of Seller, and (ii) financial and tax records relating exclusively to such Purchased Assets prior to the Closing Date.  Any such review shall be conducted by Seller, its counsel and/or accountants in such manner as to cause the least disruption to the Purchasers’ respective businesses as reasonably practicable, and the Purchasers shall have the right to redact and not make available to Seller any information contained in such books, records and other data that is related to the Assumed Liabilities or not exclusively related to the Excluded Assets.

           3.7     Cure Costs.  To the extent that any Transferred Agreement to be assumed is subject to a cure pursuant to Section 365 of the Bankruptcy Code, Seller shall be responsible for such cure and pay any Cure Costs related to such cure obligation for any such Transferred Agreement, which amounts shall be paid at the Closing pursuant to Section 3.2 hereof, unless previously satisfied.

          3.8                      Payment by the Konami Purchaser to the Saban Purchaser.  Contemporaneously with the Closing, the Konami Purchaser shall pay the Saban Purchaser an amount equal to $4,000,000, as partial consideration for the Saban Purchaser entering into this Agreement and assuming certain liabilities.

ARTICLE 4

CONDITIONS PRECEDENT AND DELIVERIES

4.1           Conditions Precedent to obligations of Purchasers.  The obligations of Purchasers under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date (and are waivable by the Purchasers in their sole discretion; provided, that no waiver by the Purchasers shall be effective unless both Purchasers agree in writing to such waiver):

(a) Representations and Warranties True on the Closing Date; Covenants.

(i) All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made on and as of the Closing Date; and provided that if a representation or warranty is already qualified by materiality or Material Adverse Change then such representation and warranty must be true in all respects and shall not be subject to the materiality qualifier herein.

(ii) Seller shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, provided that if an obligation or covenant is already qualified by materiality or Material Adverse Change, then such obligation or covenant must be true in all respects and shall not be subject to the materiality qualifier herein.

(b) Bankruptcy Proceedings.

(i) The Sale Order shall have been entered by the Bankruptcy Court and shall have become a Final Order.  The Sale Order shall provide that upon payment of any Cure Costs, the Konami Transferred Agreements will have been assigned to the Konami Purchaser and the Saban Transferred Agreements will have been assigned to the Saban Purchaser, and shall approve all of the other transactions contemplated herein.

(ii) Notwithstanding anything in Section 4.1(b)(i) to the contrary, nothing in this Agreement shall preclude Purchasers or Seller from consummating the transactions contemplated herein if Purchasers, in their sole discretion, waive the requirement that the Sale Order shall have become a Final Order.  No notice of such waiver of this or any other condition to Closing need be given except to Seller, any official committee appointed in the Bankruptcy Case, and the United States Trustee, it being the intention of the parties hereto that Purchasers shall be entitled to, and are not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of Final Orders.

(c) Material Adverse Change.  There shall not have occurred a Material Adverse Change with respect to the Purchased Assets since March 26, 2012.

(d) Litigation.  No court order or Governmental Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(e) Approvals.  Subject to the receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, all authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.  All terminations or expirations of waiting periods (and any extension thereof) imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

(f) Material Agreements. The Yu-Gi-Oh Grant Agreements, the Konami Agreements and the New York Lease shall be transferred to the Konami Purchaser without modification, amendment or limitation, other than such modifications, amendments and limitations to which the Konami Purchaser has consented to pursuant to Section 7.2.  The CW Agreement shall be transferred to the Saban Purchaser without modification, amendment or limitation, other than such modifications, amendments and limitations to which the Saban Purchaser has consented to pursuant to Section 7.2.

(g) Closing Deliverables.

(i) Seller shall have delivered to the Purchasers a certificate signed by either the CFO or the General Counsel of Seller, dated the date of the Closing Date, certifying that the conditions specified in Section 4.1(a) have been satisfied as of the Closing.

(ii) Seller shall have delivered to the Konami Purchaser (1) a duly executed General Assignment and Bill of Sale for the Konami Purchased Assets in the form of Exhibit A-1 hereto (the “Konami General Assignment”); (2) assignments of the Transferred IP included within the Konami Purchased Assets (other than the Transferred IP included within the Konami Purchased Assets to be assigned via an Assignment and Assumption Agreement described in Section 4.3(a) below) in the forms reflected in Exhibit B-1 hereto (“Konami IP Assignments”); and (3) such other instruments of conveyance, assignment and transfer as shall be required to vest in the Konami Purchaser good and marketable title and interest in and to the Konami Purchased Assets.  Seller shall have delivered to the Saban Purchaser (1) a duly executed General Assignment and Bill of Sale for the Saban Purchased Assets in the form of Exhibit A-2 hereto (the “Saban General Assignment”); (2) assignments of the Transferred IP included within the Saban Purchased Assets (other than the Transferred IP included within the Saban Purchased Assets to be assigned via an Assignment and Assumption Agreement described in Section 4.3(a) below) in the forms reflected in Exhibit B-2 hereto (“Saban IP Assignments”); and (3) such other instruments of conveyance, assignment and transfer as shall be required to vest in the Saban Purchaser good and marketable title and interest in and to the Saban Purchased Assets (the Konami General Assignment, Konami IP Assignments, the Konami Assignment and Assumption, the Saban General Assignment, the Saban IP Assignment, the Saban Assignment and Assumption, the Transition Services Agreement and the instruments referred to in clause (iii) being collectively referred to herein as the “Collateral Agreements”).

(iii) Seller shall have delivered one or more assignments in form reasonably acceptable to Purchasers and Seller to record the transfer of the Registered IP included in the Konami Purchased Assets to the Konami Purchaser and the transfer of the Registered IP included in the Saban Purchased Assets to the Saban Purchaser, in each place in which the applicable Trademark, Copyright or Domain Name is registered (“Registered IP Filings”); and all of Seller’s and its Affiliates’ rights in and under the Transferred Agreements to each applicable Purchaser.

(iv) Seller shall have delivered to Purchasers all necessary forms and certificates complying with applicable Legal Requirements, duly executed and acknowledged by Seller, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(v) Seller shall have delivered to Purchasers those documents referred to in Section 4.3 to which it is a party.

(vi) The CW Release shall be in form and substance reasonably satisfactory to the Saban Purchaser and shall have been fully executed and delivered, and shall provide that the Saban Purchaser is a third-party beneficiary thereunder and shall have been approved by the Bankruptcy Court.

(vii) Any other Transferred Agreements covering Purchased Assets and assets other than the Purchased Assets shall be amended or other reasonable measures taken as reasonably approved by the Konami Purchaser and/or the Saban Purchaser, as applicable, to ensure the transfer of rights and obligations thereunder relate only to Purchased Assets.

4.2           Conditions Precedent to obligations of Seller. The obligations of Seller under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date (and are waivable by Seller in Seller’s sole discretion):

(a) Representations and Warranties True on the Closing Date; Covenants.

(i) All of the representations and warranties of Purchasers shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made on and as of the Closing Date.

(ii) Purchasers shall have performed and complied in all material respects with their respective obligations and covenants required by this Agreement to be performed or complied with by Purchasers on or prior to the Closing Date

(b) Bankruptcy Court Approval.  The Sale Order shall have been entered by the Bankruptcy Court.

(c) Litigation.  No court order or Governmental Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) Closing Deliverables.

(i) Purchasers shall have delivered to Seller a certificate signed by the Chief Executive Officer of each Purchaser, dated the date of the Closing Date, certifying that the conditions specified in Section 4.2(a) have been satisfied as of the Closing.

(ii) Purchasers shall have delivered to Seller all necessary forms and certificates complying with applicable Law, duly executed and acknowledged by Purchasers, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(iii) Each Purchaser shall have delivered to Seller those documents referred to in Section 4.3 to which it is a party.

(iv) The CW Release shall be in form and substance reasonably satisfactory to Seller, shall have been fully executed and delivered and shall have been approved by the Bankruptcy Court.

4.3           Mutual Closing Deliverables.  At the Closing, Purchasers, Seller and certain of Seller’s Affiliates shall mutually execute and deliver to the other:

(a) one or more Assignment and Assumption Agreements with respect to (i) the Transferred Agreements and (ii) the other Transferred IP for which there are Konami Assumed Liabilities or Saban Assumed Liabilities, as applicable, in the form(s) of Exhibits C-1 and C-2 hereto (the “Assignment and Assumption Agreements”);

(b) the Transition Services Agreement; and

(c) such other agreements, instruments and documents which shall be necessary or appropriate to effectuate and consummate the transactions contemplated hereby on and as of the Closing Date.

4.4           Books and Records and Tangible Assets.  The Konami Purchaser and Seller shall mutually agree upon the schedule for the delivery to the Konami Purchaser of the physical Konami Books and Records and the Konami Tangible Assets; provided that Seller shall be permitted to retain copies of the Konami Books and Records (subject to a duty of confidentiality to the Konami Purchaser), and such delivery shall (a) be made at Seller’s expense and (b) take place no later than 90 days after Closing.  The Saban Purchaser and Seller shall mutually agree upon the schedule for the delivery to the Saban Purchaser of the physical Saban Books and Records and the Saban Tangible Assets; provided that Seller shall be permitted to retain copies of the Saban Books and Records (subject to a duty of confidentiality to the Saban Purchaser), and such delivery shall (a) be made at Seller’s expense and (b) take place no later than 90 days after Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller hereby represents and warrants to each of the Purchasers, as follows:

5.1           Organization; Good Standing; Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York, and the other entities comprising Seller are corporations duly organized, validly existing and in good standing under the Laws of the State of their respective jurisdictions of incorporation.  Seller has all necessary corporate powers to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted.  Seller is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to result in a Material Adverse Change.

5.2           Authority.  Subject to the necessary authorization from the Bankruptcy Court:

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller or its shareholders to authorize the Agreement and the transactions contemplated hereby;

(c) this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchasers, constitutes a valid and binding obligation, enforceable against Seller in accordance with its terms; and

(d) the execution and delivery of this Agreement does not nor will not, and the consummation of the transactions contemplated hereby will not (a) conflict with, or result in any violation under, any provision of the charter or bylaws of Seller, as applicable, (b) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any Transferred Agreement, or (c) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any Governmental Order applicable to Seller or its Affiliates or the Purchased Assets.

5.3           Consents.  No material consent, waiver, approval, order, action or authorization of any other Person, or registration, declaration or filing with any Governmental Authority with jurisdiction over the Purchased Assets, is required by, or with respect to, Seller or any Affiliate of Seller, in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Affiliate of Seller of the transactions contemplated hereby, except for consents, approvals, actions or filings with or notice to the Bankruptcy Court.

5.4           Restrictions on Transaction.  There is no Contract (not to compete or otherwise), commitment or Governmental Order to which Seller or its Affiliates is a party binding upon the Purchased Assets which prohibits the consummation of the transactions contemplated hereby.

5.5           Certain Financial Information.  Schedule 5.5 contains the following financial information with respect to the Purchased Assets: (i) payments by Seller to ADK with respect to the episodes of Seasons 2 and 3 of the Yu-Gi-Oh! 5D’s series and episodes 1 – 41 of the Yu-Gi-Oh! Zexal series; (ii) national advertising proceeds (net of agency commissions) from the sale of television commercials on the five hour block on Saturday mornings on The CW which is programmed by Seller (“CW Ad Proceeds”) for 2009 – 2011; and (iii) the CW Ad Proceeds for sales of commercials during the first quarter of 2012 (collectively, “Financial Information”).  The Financial Information contained in (i)-(iii), taken as a whole, is true, correct and complete in all material respects.

5.6           Title to Purchased Assets; Liens.  Subject to the receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, Seller has good and marketable title to all of its right, title and interest in and to the Purchased Assets free and clear of any and all Liens, other than Liens that will be discharged by the Bankruptcy Court pursuant to the Sale Order.  There are no Intellectual Property Rights other than those included in the Purchased Assets that are necessary to enable Purchasers to Use the Purchased Assets in substantially the same manner as Seller and its Affiliates were Using the Purchased Assets as of the Closing Date and since December 31, 2010.  As of Closing, except as provided in Schedule 5.6, none of 4Kids Entertainment International, Ltd., TC Digital LLC or TC Websites LLC will own or have any rights to use any asset which if Seller owned or had the right to use would be a Purchased Asset.

5.7 Intellectual Property Rights.

(a) Schedule 5.7(a) accurately lists all the Registered IP of Seller and the details associated therewith with respect to each registration (including, as applicable, (i) the jurisdiction in which it is registered, (ii) the applicable registration number, (iii) the owner of the registration, (iv) the date of registration and (v) the registration status.  Except as indicated on Schedule 5.7(a), all filing fees, examination fees and maintenance fees required to be paid as of the Closing Date with respect to any material Registered IP of Seller have been paid, except where the failure to pay such fees would not reasonably expected to result in a lapse, expiration, termination or cancellation of any such registration.  Except as indicated on Schedule 5.7(a), with respect to any pending applications identified in Schedule 5.7(a) or as would not reasonably be expected to have a Material Adverse Change, Seller has filed all necessary documentation required to keep such applications active through the Closing Date to the extent permitted by Law.  Except as provided in Schedule 5.7 (a), to the Knowledge of Seller, Seller has the right and authority to file, prosecute and maintain all Registered IP.

(b) Subject to the rights of Warner Bros. Pictures Inc., Television Tokyo Channel 12, Ltd., Nihon Ad Systems, Inc., Shueisha, Inc. and Konami Corporation, and further subject to the licenses listed on Schedule 5.7(b) and any rights of any third Person licensed to Seller through licenses or other Contracts, each as identified in Schedule 5.7(b), Seller owns all right, title and interest in and to the material Transferred IP or has the valid right to use such Transferred IP, including the trade names identified on Schedule 5.7(a) and, without limiting the foregoing, none of Seller’s non-debtor Affiliates or third parties, including production companies that produced adaptations of the Yu-Gi-Oh! Productions own any rights in or to the Yu-Gi-Oh! Productions except as set forth in the Yu-Gi-Oh! Grant Agreements.  To the Knowledge of Seller, none of the Transferred IP is currently infringing on, in conflict with, misappropriating or otherwise violating in any material respect the Intellectual Property Rights of any Person.  Such Transferred IP will remain valid following the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 5.7(b) all Transferred IP will be fully transferable, alienable or licensable by the applicable Purchaser without restriction or payment of any kind to any third party and the applicable Purchaser shall have the unencumbered right to Use such Intellectual Property.  Seller has no obligation to compensate or account to any person for the Use of the Transferred IP except as set forth in the Transferred Agreements or as otherwise set forth in Schedule 5.7(b).

(c) Seller has not received any unresolved written notice of any claim or written allegation of infringement, misappropriation, unfair competition or trade practices, or other violation of any Person’s Intellectual Property Rights with respect to any Purchased Asset.  None of the Purchased Assets is subject to any pending or, to the Knowledge of Seller, threatened litigation or other adverse claim of infringement, unfair competition or trade practices or misappropriation by any Person with respect to any Purchased Asset.  Neither Seller nor any of its Affiliates have, since January 1, 2009, received notice of (1) any opposition or cancellation actions pending with respect to the Registered Trademarks or Domain Names or (2) any action to invalidate any Music Rights, Copyrights related to the Purchased Business or in the Yu-Gi-Oh! Productions or other protectable elements of the Yu-Gi-Oh! brand, nor, to the Knowledge of Seller, have any such actions been threatened.

(d) Except as set forth on Schedule 5.7 (d), since January 1, 2009, Seller has not initiated any claim against any Person alleging that such Person is infringing, misappropriating or otherwise violating any Purchased Assets that has not been resolved.  Seller has taken reasonable and customary (based on industry custom and practice) steps to protect, preserve and maintain all Transferred IP.

(e) Schedule 5.7(e) sets forth a complete and accurate list of all  Intellectual Property rights of any third Person that are Used as part of the Transferred IP pursuant to a license, sublicense or other Contract, but excluding (i) standard materials releases (e.g., property releases, background artwork releases) that contain no material restriction on exploitation of the work into which the released material was incorporated and (ii) synchronization and master use licenses described in Section 5.7(h) below.  Seller has delivered complete and accurate copies of the documents described on Schedule 5.7(e) and with respect to each Contract identified thereon, and to the Knowledge of the Seller, such Contract is valid, binding and enforceable and in full force and effect and no material breach or material default has occurred with respect thereto.

(f) All former or current employees, consultants, advisors, agents and independent contractors of Seller or its Affiliates who have contributed to or participated in the conception or development of any Transferred IP (i) have validly assigned to or vested ownership in Seller or its Affiliates all such Transferred IP, whether through valid and binding proprietary rights agreements, employment agreements, work-for-hire agreements, or other Contract or (ii) were employees acting in the course of their duties.

(g) Except as otherwise specifically disclosed in Schedule 5.7(g), there are no material restrictions on the Konami Purchaser’s Use of the Copyrights in the Yu-Gi-Oh! Productions or the applicable Purchaser’s Use of the Transferred IP.

(h) The Transferred IP includes all rights to Use the Yu-Gi-Oh! Productions and the Yu-Gi-Oh! brand pursuant and subject to the Yu-Gi-Oh! Grant Agreements, the Yu-Gi-Oh! license agreements listed on Schedule 5.8 and the restrictions set forth on Schedule 5.7(h).

(i) All cue sheets for the Yu-Gi-Oh! Productions are accurate in all material respects and have been provided to the Konami Purchaser along with all synchronization and master use licenses for the music contained in the Yu-Gi-Oh! Productions. The rights conveyed by Seller to the Konami Purchaser hereunder with respect to the Yu-Gi-Oh! Productions permit the Konami Purchaser to exploit said Yu-Gi-Oh! Productions after the Closing subject to the limitations in the Yu-Gi-Oh! Grant Agreements and License Agreements.

5.8 Contracts.

(a) Schedule 5.8(a)-1 (including all of its subparts) is a true and complete listing of all Konami Transferred Agreements.  Schedule 5.8(a)-2 (including all of its subparts) is a true and complete listing of all Saban Transferred Agreements.  The Schedule sets forth the title and date, and the identity of the parties thereto for each such Contract.  True and correct copies of each such written Transferred Agreement (including all material written amendments, supplements and modifications, and all exhibits, schedules and attachments thereof) have been provided to Purchasers prior to the date hereof.

(b) With respect to each Transferred Agreement, (i) such Contract is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable against Seller and, to the Knowledge of Seller, each such other party in accordance with its terms, and (ii) neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto, is in material default or has failed to perform any material obligation thereunder or delivered written notice of such party’s intent to terminate such Contract.  Subject to the receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, no such Contract will require any other party’s consent in connection with the consummation of the transactions contemplated hereby or if such Contract does require such consent, such consent has been granted.  The consummation of the transactions contemplated herein will not result in the breach of any material provision of or termination or voiding of any such Contract.  Other than as set forth on Schedule 5.8, no such Contract has a Liability that will be assumed by either Purchaser that is in excess of $50,000 in the aggregate.

(c) There are no Contracts providing for the licensing of any Yu-Gi-Oh! Productions or in relation to the Konami Purchased Business that are not included as Konami Transferred Agreements.  The Library Agreements include all Contracts granting to the Saban Purchaser the right to exercise its rights in the Library Assets, and there are no Contracts providing for the licensing of any of the Library Assets that are not included in the Library Agreements.

(d) All Cure Costs relating to any of the Transferred Agreements and the Purchased Assets will have been paid as of the Closing or will be paid at the Closing.

(e)           The amount of advances or guarantees pursuant to those License Agreements that are merchandise license agreements for the Yu-Gi-Oh Property that were unrecouped or unearned as of the date hereof is not greater than $42,545 and are set forth on Schedule 3.3(a). The amount of license fees received by Seller or its affiliates under TV License Agreements for the Yu-Gi-Oh Property as of the date hereof, which license fees have been paid for television episodes of the Yu-Gi-Oh Zexal series not yet delivered by Seller to the broadcaster as of the date hereof do not exceed $5,000 and are set forth on Schedule 5.8.

5.9 Yu-Gi-Oh! Grant Agreements. The Yu-Gi-Oh! Grant Agreements are in full force and are legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable against Seller and, to the Knowledge of Seller, each such other party in accordance with its terms, and (ii) neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto, is in material default or has failed to perform any material obligation thereunder or delivered written notice of such party’s intent to terminate. Seller has made all payments which are required to have been made under the Yu-Gi-Oh! Grant Agreements. Seller has licensed all the episodes of the first five seasons of Yu-Gi-Oh!, the three seasons of Yu-Gi-Oh! GX, the three seasons of Yu-Gi-Oh! 5D’s and the first season of Yu-Gi-Oh! Zexal and timely paid for such productions. As of the date hereof, the expiration dates of the Yu-Gi-Oh! Grant Agreements are August 31, 2019 for broadcast and home video rights in the United States, August 31, 2020 for broadcast and home video rights in the territory described therein outside of the United States, and August 31, 2019 with respect to merchandising rights.  Seller has all rights granted under the Yu-Gi-Oh Agreements and has not lost any categories thereunder. Seller has paid the most recent $62,500 of the installment of the $250,000 license fee applicable for the 2011 – 2012 broadcast season and an installment of $62,500 remains to be paid for the 2011 – 2012 broadcast season on or about July 1, 2012.  The balance of Seller’s unrecouped amounts pursuant to the Yu-Gi-Oh! Agreements as of March 31, 2012 was $1,331,483.65.

5.10 Konami Agreements. The Konami Agreements are in full force and are legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable against Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, and (ii) neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto, is in material default or has failed to perform any material obligation thereunder or delivered written notice of such party’s intent to terminate.  Seller has made all payments which are required to have been made under the Konami Agreements. The expiration date of the Konami Agreements with respect to sales in the US of Yu-Gi-Oh! trading cards and videogames is August 31, 2019 and with respect to sales of Yu-Gi-Oh! trading cards and videogames in the other countries within the territory granted to Seller in the Konami Agreements is August 31, 2020.

5.11 Compliance with Laws; Litigation.  Seller and its Affiliates are currently in compliance with, and since January 1, 2009, have complied in all material respects with, all Laws applicable to their operation and Use of the Purchased Assets, except for any noncompliance as would not reasonably be expected to result in a Material Adverse Change.  Since January 1, 2009, neither Seller nor any of its Affiliates has received any notice of any violation of any Laws applicable to its operation or Use of the Purchased Assets.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates which (a) seeks to enjoin or prevent the consummation of the transactions contemplated hereby, or (b) if determined adversely to Seller, would reasonably be expected to materially impair the ability of Purchasers to Use or operate the applicable Purchased Assets in a manner consistent with the Use or operation of such Purchased Assets by Seller.

5.12 Relationships with Related Persons.  None of the Assumed Liabilities will include any payment, obligation or other Liability owed to Seller or any Affiliate of Seller as a result of any events or transactions occurring prior to the Closing Date.

5.13 Masters.  Seller has made available to the Konami Purchaser a true, complete and correct list of the locations of all original negatives (if any) and master copies of the Yu-Gi-Oh! Productions, and to the extent such locations are owned or controlled by a third Person, Seller is a party to agreements which provide for reasonable access rights with respect to such master copies at such locations.  An original negative (if any) or master copy of each episode of the Yu-Gi-Oh! Productions has been properly stored in accordance with customary standards in the media, motion picture, television and entertainment industries, and each such copy is in commercially reasonable condition.  Any transfer to the Konami Purchaser of such negatives (if any) and master copies of the Yu-Gi-Oh! Productions and the transfer of the Library Assets to the Saban Purchaser shall be made at the location of Seller’s storage locations in New Jersey.

5.14 Brokers or Finders.  Except for its arrangement with BDO Capital Advisors, LLC (“BDO Capital”) (the cost of which shall be borne exclusively by Seller), Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.  Except for Seller’s arrangement with BDO Capital, who has been retained by the Seller and approved by the Bankruptcy Court as the Seller’s investment banker, and any Claim that BDO Capital may be entitled to based upon the transaction contemplated herein (the cost of which shall be borne exclusively by Seller), Seller has not incurred, and shall not incur, directly or indirectly, any Liability for any brokerage or finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

5.15 Library Assets. Except as set forth on Schedule 5.15, Seller is the sole and exclusive owner of all right, title and interest in and to the Library Assets and has all rights to Use the Library Assets.  To the Knowledge of Seller, none of the Library Assets is currently infringing on, in conflict with, misappropriating or otherwise violating the Intellectual Property Rights of any Person.  The Library Assets may be exploited and exhibited as summarized in Schedule 5.15.

5.16 New York Lease. Except as set forth on Schedule 5.16, to the Knowledge of Seller, the buildings, facilities, structures and fixtures included with the premises covered by the New York Lease (giving due account to the age and length of use of same, ordinary wear and tear excepted) are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost).

5.17 Environmental Laws and Regulations.

(a) Except as set forth on Schedule 5.17, (i) to the Knowledge of Seller, Seller is, and all times has been, in material compliance with all applicable Environmental Laws in connection with the operation of the Konami Purchased Business and use of the premises covered by the New York Lease, (ii) during the 3-year period preceding the date hereof, Seller has not received any written communication alleging that Seller is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit, arising out of the operation of the Konami Purchased Business or use of the premises covered by the New York Lease (iii) to the Knowledge of Seller, Seller has obtained all material Environmental Permits necessary to operate the Konami Purchased Business and use the premises covered by the New York Lease and is operating the Konami Purchased Business and is using the premises covered by the New York Lease in material compliance with all Environmental Permits, (iv) there is no material claim, suit, action or proceeding relating to environmental matters that is pending, or to the Knowledge of Seller, threatened against Seller arising out of Seller’s operation of the Konami Purchased Business and use of the premises covered by the New York Lease. Schedule 5.17 sets forth a complete and accurate list of all Environmental Permits held by Seller which are related to operation of the Konami Purchased Business or use of the premises covered by the New York Lease.

(b) For purposes of this Agreement, (i) the term “Hazardous Material” means any (A) chemical, material, substance or waste that in relevant form, quantity or concentration is regulated under any Environmental Law, but excludes typical types and quantities of office and janitorial supplies properly and safely maintained in compliance with applicable Environmental Law, (B) biohazardous material, or (C) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold; (ii) the term “Environmental Law” means any Law or Governmental Order relating to pollution, contamination or the cleanup, protection or restoration of the environment, natural resources or human health, as it relates to the exposure to Hazardous Material, including the storage, handling or Release of Hazardous Materials; (iii) the term “Environmental Permit” means any permit or authorization issued by a Governmental Authority required under any applicable Environmental Law for Seller to conduct the Konami Purchased Business as currently conducted; and (iv) the term “Release” means any release, spill, leak, discharge, disposal, migration or emission of a Hazardous Material into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

5.18 Privacy/Data Protection.   Except as set forth on Schedule 5.18:  (a) there is no material claim pending, asserted or, to the Knowledge of Seller, threatened, against Seller alleging a violation of Laws relating to privacy, data protection, data security, or the collection, use, processing, maintenance, disclosure or transfer of personal information relating to users, clients, employees of the clients, or employees of Seller (collectively, “Personal Data”); (b) the collection and processing of Personal Data by Seller and its respective agents have been and are being collected and processed in compliance in all material respects with all applicable Laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants to Seller, on a several basis as to itself, as of the date of this Agreement, as follows:

6.1           Organization, Good Standing and Qualification.  Such Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Purchaser has all necessary corporate powers to own its properties and to carry on its business as now owned and operated.  Such Purchaser is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

6.2           Authority.  Such Purchaser has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Purchaser, and no further action is required on the part of such Purchaser or its shareholders to authorize the Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by Seller and Bankruptcy Court approval, constitutes a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting the rights of creditors, general principles of equity or the effect or availability of rules of Law governing specific performance, injunctive relief or other equitable remedies.  The execution and delivery of this Agreement does not nor will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) any provision of the charter or bylaws of such Purchaser, as applicable, (b) any mortgage, lease, indenture, contract or other agreement or instrument, permit, concession, franchise or license to which such Purchaser is a party, or (c) any Governmental Order applicable to such Purchaser, except in the cases of clauses (b) and (c) above, where such conflict, violation, default or right of termination, cancellation or acceleration would not reasonably be expected to result in a material adverse effect on the ability of the such Purchaser to contemplate the transactions contemplated by this Agreement.

6.3           Consents.  No consent, waiver, approval, order, action or authorization of any other Person, or registration, declaration or filing with any Governmental Authority, is required by, or with respect to, such Purchaser, in connection with the execution and delivery of this Agreement by such Purchaser, or the consummation by such Purchaser of the transactions contemplated hereby.

6.4           Brokers or Finders.  Such Purchaser has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.  Such Purchaser has not incurred, and shall not incur, directly or indirectly, any Liability for any brokerage or finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

6.5.           Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of such Purchaser, threatened against such Purchaser or any of its Affiliates which seeks to enjoin or prevent the consummation of the transactions contemplated hereby or, if determined adversely to such Purchaser, would reasonably be expected to impair the ability of such Purchaser to consummate the transactions contemplated hereby.

6.6 Restrictions on Transaction.  There is no agreement (not to compete or otherwise), commitment or Governmental Order to which such Purchaser is a party which prohibits the consummation of the transactions contemplated hereby or would otherwise reasonably be expected to impair the ability of such Purchaser to consummate the transactions contemplated hereby.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.1           Notice of Transaction as Required by Bankruptcy Court; Seller Not Party to Other Agreement.

(a) Purchasers and Seller acknowledge that under the Bankruptcy Code the sale of Purchased Assets is subject to approval of the Bankruptcy Court.  Purchasers and Seller acknowledge that to obtain such approval Seller must demonstrate that it has taken reasonable steps to obtain the highest or best price possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to responsible bidders, entertaining higher or better offers from responsible bidders and, if necessary, conducting an Auction.

(b) Seller represents that, other than that certain Asset Purchase Agreement, dated April 26, 2012, by and between Seller and the Saban Purchaser, Seller is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Purchased Business or the Purchased Assets.

(c) Seller covenants to provide timely, proper and sufficient notice of the transactions contemplated by this Agreement to (i) the Office of the United States Trustee, any official committee of unsecured creditors in the Bankruptcy Case, and any other party requesting notice in the Bankruptcy Case, (ii) all creditors in the Bankruptcy Case, (iii) all holders of Liens in or parties with an interest in any of the Purchased Assets, (iv) all parties to or with any interest in the Transferred Agreements or the assets or business relating thereto, (v) any and all parties required by the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Practice and Procedure of the Bankruptcy Court or the Bankruptcy Court and (vi) any and all other parties reasonably requested by Purchaser.

(d) Prior to the Closing, Purchasers and Seller shall cooperate in good faith and make commercially reasonable efforts to demonstrate each Purchaser’s satisfaction of the conditions contained in sections 365(b)(1)(c) and (f) of the Bankruptcy Code with respect to the  applicable Transferred Agreements.

7.2           Interim Covenants.

(a) Except with the prior written consent of the Konami Purchaser and/or the Saban Purchaser, as applicable (which consent shall not be unreasonably withheld, delayed or conditioned), as otherwise contemplated or permitted by this Agreement or as required by the Bankruptcy Code or other applicable Law, during the period prior to and up to Closing, Seller shall operate the Purchased Business in compliance in all material respects with all Laws applicable to the operation of its business.  From the date hereof through the Closing Date, or as otherwise required by applicable Law, Seller shall use commercially reasonable efforts to:

(i) maintain the Purchased Assets in a manner consistent with past practices, reasonable wear and tear excepted and maintain the types and levels of insurance currently in effect in respect of the Purchased Assets;

(ii) preserve intact the Purchased Business, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations;

(iii) upon any damage, destruction or loss to any Purchased Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Purchased Asset before such event or, if required, to such other (better) condition as may be required by applicable Law;

(iv) promptly advise Purchasers in writing of the occurrence of any event that has had, or would reasonably be expected to have, a Material Adverse Change; and

(v) consult with the Konami Purchaser on all material aspects of the Konami Purchased Business as may be reasonably requested from time to time by the Konami Purchaser, including, but not limited to, personnel, accounting and financial functions, and consult with the Saban Purchaser on all material aspects of the Saban Purchased Business as may be reasonably requested from time to time by the Saban Purchaser, including, but not limited to, personnel, accounting and financial functions.

(b) Except as otherwise contemplated or permitted by this Agreement or by applicable Law, during the period prior to and up to Closing, Seller shall not, without the prior written consent of the Konami Purchaser and/or the Saban Purchaser, as applicable:

(i) enter into, terminate or amend or reject any of the Transferred Agreements, or cancel, modify or waive any material claims held in respect of the Purchased Assets or waive any material rights of value;

(ii) do any act or fail to do any act that will cause a material breach or default under any of the Transferred Agreements;

(iii) sell, transfer or otherwise dispose of any of the Purchased Assets;

(iv) modify any of its sales practices or receivables collections practices from those in place on the date hereof, including offering any discounts, incentives or other accommodations for early payment;

(v) conduct any “going out of business,” liquidation, bankruptcy, or similar sales or take any action to fashion its business as going out of business, liquidating or closing;

(vi) dispose of or fail to keep in effect any material rights in, to, or for the use of any of the Intellectual Property, except for rights which expire or terminate in accordance with their terms;

(vii) subject any Purchased Assets to any Liens;

(viii) enter into, or negotiate any licenses or grant any party any rights or license in any of the Purchased Assets; or

(ix) authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

(c) Seller shall take all action to properly and timely (i) exercise its option for the next season of Yu-Gi-Oh! such that the expiration dates of the Yu-Gi-Oh! Grant Agreements at Closing shall be August 31, 2019 for broadcast and home video rights in the United States, August 31, 2020 for broadcast and home video rights in the territory described therein outside of the United States, and August 31, 2019 with respect to merchandising rights and (ii) make any required payments under the Yu-Gi-Oh Grant Agreements.

7.3           Public Announcements.  Except as may be required by the Bankruptcy Court, the Bankruptcy Code, the federal securities laws or any other applicable Law, prior to the Closing, neither of the Purchasers nor Seller will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties.  Except as may be required by the Bankruptcy Court, the Bankruptcy Code, the federal securities laws or any other applicable Law, following the Closing, (i) Seller shall not issue any public announcement regarding the transactions contemplated hereby without Purchasers’ prior consent, and (ii) Purchasers shall have the right to make a public announcement regarding the transactions contemplated hereby.  Any party wishing to issue any such press release or make any such other public announcement that references any of the other parties other than to state that the acquisition has occurred or other information contained in a Final Order, will afford such other parties a reasonable opportunity to review and comment on such press release or public announcement relating to the transactions contemplated by this Agreement.

7.4           Post Closing Tax Covenants.

(a) To the extent relevant to the Purchased Assets, each party shall (i) provide the other parties with such assistance as may reasonably be required in connection with the preparation of any Tax return and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain and provide the other with reasonable access to all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination or other proceeding by a Governmental Authority relating to Taxes.

(b) Purchasers and Seller agree that this Agreement is a technology transfer agreement under Section 6012(c)(10) of the California Sales & Use Tax Law; and that any Tangible Assets will be separately stated at a reasonable price to be agreed upon mutually by Purchasers and Seller.

7.5           Termination of Certain Agreements.  All confidentiality agreements between Purchasers and Seller with respect to the transactions contemplated herein shall be terminated and be of no further force or effect following the Closing Date.

7.6           Trademark Docket Documentation.  Seller shall make available to the Konami Purchaser prior to Closing, in an electronic form, all trademark docket data contained in Seller’s trademark counsel's records relating to the Registered Trademarks relating to Konami Purchased Assets for transmission into the Konami Purchaser’s (or the Konami Purchaser’s representative’s) trademark docketing system.  Seller shall make available to the Saban Purchaser prior to Closing, in an electronic form, all trademark docket data contained in Seller’s trademark counsel's records relating to the Registered Trademarks relating to Saban Purchased Assets for transmission into the Saban Purchaser’s (or the Saban Purchaser’s representative’s) trademark docketing system.  For purposes of this Section 7.6, each Purchaser acknowledges and agrees that such data may be incompatible with such Purchaser’s trademark docketing software and to the extent of any such incompatibility Seller shall not be deemed to be in breach of this provision.

7.7 Confidentiality.  Subject to Section 7.3 above, Purchasers and Seller will each not use, and maintain strict confidentiality with respect to, all of the other party’s Confidential Information (as hereinafter defined) furnished by or on behalf of such other party except to the extent required by Law or Governmental Order, provided, that following the Closing Date, all Confidential Information relating to the Purchased Assets shall be deemed to be Confidential Information of the Purchasers.  “Confidential Information” shall mean any and all non-public, confidential or proprietary information that, with respect to Purchasers, is related to the Purchased Assets or the operations of Purchasers and their respective Affiliates, and with respect to Seller, is related to the operations of Seller and its Affiliates, and that the disclosing party or its representatives have made available to the receiving party or its representatives, other than information that (i) is, at the time of disclosure to the receiving party, already in the receiving party’s possession; (ii) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its representatives; (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or their representatives, provided that such source is not bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the disclosing party; or (iv) is independently developed by the receiving party.

7.8 Domain Names.  Seller shall take such actions as are reasonably necessary pursuant to the procedures of the applicable registrar(s) to transfer the Konami Domain Names to the Konami Purchaser and the Saban Domain Names to the Saban Purchaser (e.g., forwarding “authorization codes”).

7.9 Cue Sheets.  The Konami Purchaser agrees to submit cue sheets in connection with its distribution of the Yu-Gi-Oh! Productions after Closing to the extent required under the synchronization and master use license agreements provided to the Konami Purchaser pursuant to Section 5.7(h).

7.10 Brokers.  Seller shall be responsible for all amounts due to BDO Capital.

7.11 [Intentionally Omitted].

7.12 Konami Corporation Guarantee.  As of the execution of this Agreement, Konami Corporation shall execute and deliver a guarantee of all of the Konami Purchaser’s obligations under this Agreement substantially in the form of the guarantee attached hereto as Exhibit G.

7.13 Konami Corporation Commitment Letter.  As of the execution of this Agreement, Konami Corporation shall execute and deliver a funding commitment letter to the Konami Purchaser substantially in the form of the commitment letter attached hereto as Exhibit H.

7.14 Disclaimer of Additional Representations and Warranties; Schedules.

(a) The Purchasers each acknowledge that except as expressly set forth in this Agreement and the Schedules hereto, the Seller makes no representations or warranties whatsoever, express or implied, with respect to the Purchased Assets, the Purchased Business or the Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained in this Agreement, no matter exclusively related to any of the Excluded Assets or Retained Liabilities is required to be disclosed on any Disclosure Schedule.

7.15 Chapter 5 Claims.  Following the Closing Date, each of the Purchasers acknowledge and agree that it shall not pursue or transfer or threaten to pursue or transfer any Chapter 5 Claims, Rights and Causes of Action acquired by such Purchaser in accordance with Section 2.1(k) hereof or Section 2.2(k) hereof, as applicable.

7.16 Privacy Policies Related to Personally Identifiable Information.  Following the Closing Date, each of the Purchasers acknowledge and agree that it shall comply in all material respects with any Seller privacy policy governing or related to Personal Data and “personally identifiable information” as such term is defined in the Bankruptcy Code.

7.17 Employees and Labor Matters.

(a)           Prior to the Closing Date, Seller shall cooperate with and use commercially reasonable efforts to assist the Konami Purchaser and its Affiliates in their respective efforts to secure satisfactory employment or other engagement arrangements with the Konami Employees, including providing the Konami Purchaser with reasonable access to such Konami Employees for purposes of negotiating terms of employment or engagement.  On or prior to Closing, the Konami Purchaser shall make offers of employment to each of the Konami Employees (and, in the case of such Konami Employees marked with an asterisk on Exhibit D, such offers of employment shall be on terms and conditions substantially similar to the current terms and conditions of employment of such employees, including with respect to base salary and other employment compensation and benefits generally).  All such offers of employment shall be substantially in the form of Exhibit K attached hereto, including a requirement that each such Konami Employee waive any and all rights that such employee has to severance compensation from Seller in connection with the acceptance by such Konami Employee of employment with the Konami Purchaser or an Affiliate of the Konami Purchaser following the Closing.  At Seller’s request, the Konami Purchaser will reasonably cooperate with Seller in attempting to obtain any additional waivers from the Konami Employees in respect of other claims that they may have relating to their employment with Seller, provided, that, nothing herein shall be deemed to require the Konami Purchaser to take any adverse action with respect to Konami Employees who decline to provide additional waivers, nor shall the Konami Purchaser be required to offer any incentive of any kind to any of the Konami Employees to encourage them to provide any additional waivers.

(b)           Prior to the Closing Date, Seller shall cooperate with and use commercially reasonable efforts to assist the Saban Purchaser and its Affiliates in their respective efforts to secure satisfactory employment or other engagement arrangements with the Saban Employees, including providing the Saban Purchaser with reasonable access to such Saban Employees for purposes of negotiating terms of employment or engagement.  On or prior to Closing, the Saban Purchaser shall make offers of employment to each of the Saban Employees (and, in the case of such Saban Employees marked with an asterisk on Exhibit E, such offers of employment shall be on terms and conditions substantially similar to the current terms and conditions of employment of such employees, including with respect to base salary and other employment compensation and benefits).  All such offers of employment shall be substantially in the form of Exhibit L attached hereto, including a requirement that each such Saban Employee waive any and all rights that such employee has to severance compensation from Seller in connection with the acceptance by such Saban Employee of employment with the Saban Purchaser or an Affiliate of the Saban Purchaser following the Closing.  At Seller’s request, the Saban Purchaser will reasonably cooperate with Seller in attempting to obtain any additional waivers from the Saban Employees in respect of other claims that they may have relating to their employment with Seller, provided, that, nothing herein shall be deemed to require the Saban Purchaser to take any adverse action with respect to Saban Employees who decline to provide additional waivers, nor shall the Saban Purchaser be required to offer any incentive of any kind to any of the Saban Employees to encourage them to provide any additional waivers.

(c)           Nothing contained in this Agreement shall  interfere with the right of Purchasers and their respective Affiliates to terminate the employment or engagement of any of the Konami Employees or Saban Employees, as applicable, at any time, with or without cause and with or without prior notice.

7.18 Use of Transferred IP.  After the Closing, Seller shall not, and shall cause its Affiliates to not, Use any of the Transferred IP, including Trademarks and tradenames.

ARTICLE 8

TRANSITION SERVICES

8.1           Transition Services.  Purchasers and Seller shall enter into the transition services agreement attached hereto as Exhibit I (the “Transition Services Agreement”) whereby the parties shall provide certain operational and transitional services to one another in accordance with the terms of such Transition Services Agreement for a period commencing on the Closing Date and ending up to 60 days thereafter.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION AND RIGHT OF SET-OFF

9.1           Survival of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and the Collateral Agreements, and in any certificate or other instrument delivered pursuant to this Agreement or such Collateral Agreements, shall survive the Closing for a period of six (6) months following the Closing Date (unless any Collateral Agreement provides for a longer time).  No time limit shall be applicable for the survival of the covenants in this Agreement, including without limitation Seller’s obligations with respect to the Retained Liabilities and Purchasers’ obligations with respect to the Assumed Liabilities. Seller shall not have any Liability whatsoever for breaches of its representations and warranties under this Article 9 unless prior to the 6 month anniversary of the Closing Date, either Purchaser delivers a notification of claim for indemnification to Seller; provided, that claims involving fraud or intentional breach may be made at any time and are not subject to this time limitation and, provided, further, that claims relating to the Seller being responsible for all covenants and Retained Liabilities shall not be the subject of the 6 month limitation set forth above.

9.2.           Indemnification by Seller.  Seller agrees to indemnify and hold the Saban Purchaser and its employees, officers, directors and Affiliates (collectively, the “Saban Purchaser Indemnified Parties”) and the Konami Purchaser and its employees, officers, directors and Affiliates (collectively, the “Konami Purchaser Indemnified Parties” and together with the Saban Purchaser Indemnified Parties, the “Purchaser Indemnified Parties”), harmless from and against all claims, causes of action, losses, liabilities, damages, deficiencies, costs, payments and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”; provided, that Losses shall exclude any consequential, indirect, incidental, punitive or special damages or other losses or expenses for lost profits) which are paid, sustained or incurred by any Purchaser Indemnified Party to the extent arising out of (a) any breach of any representation or warranty of Seller contained in Article 5 of this Agreement, (b) any failure by Seller to perform or comply with any covenant made by it in this Agreement, and/or (c) the Retained Liabilities.

9.3           Sole Remedy; Source of Recovery for Indemnifiable Losses; Caps and Thresholds.

(a) The Konami Purchaser’s sole source for recovery for indemnification based on breaches of representations and warranties by Seller under this Agreement for indemnification obligations pursuant to Section 9.2(a) shall be from the portion of the Escrow Account that constitutes the Konami Escrow Amount.  For the avoidance of doubt, the Konami Purchaser’s recovery for breaches of Seller’s covenants shall not be limited to the portion of the Escrow Account that constitutes the Konami Escrow Amount.  The Saban Purchaser’s sole source for recovery for indemnification based on breaches of representations and warranties by Seller under this Agreement for indemnification obligations pursuant to Section 9.2(a) shall be from the portion of the Escrow Account that constitutes the Saban Escrow Amount.  For the avoidance of doubt, the Saban Purchaser’s recovery for breaches of Seller’s covenants shall not be limited to the portion of the Escrow Account that constitutes the Saban Escrow Amount.  Seller shall have no obligation to make any payments to any Purchaser Indemnified Person for indemnification obligations pursuant to Section 9.2(a) related to breaches of representations and warranties by Seller except for any payments that come from the Escrow Account.

(b) Purchasers’ right under this Article 9 with respect to breaches of representations and warranties of the Seller shall be the sole and exclusive remedy of Purchasers with respect to claims arising under this Agreement, other than for claims involving fraud or intentional breach.

(c) The aggregate amount of indemnification obligations of Seller with respect to any Losses otherwise payable under Section 9.2 to any Konami Purchaser Indemnified Party with respect to breaches of Seller’s representations and warranties shall not exceed the Konami Escrow Amount (the “Konami Indemnity Cap”) (except that the foregoing limitation shall not apply with respect to Seller’s indemnification obligations with respect to breaches of covenants and the Retained Liabilities).  The aggregate amount of indemnification obligations of Seller with respect to any Losses otherwise payable under Section 9.2 to any Saban Purchaser Indemnified Party with respect to breaches of Seller’s representations and warranties shall not exceed the Saban Escrow Amount (the “Saban Indemnity Cap”) (except that the foregoing limitation shall not apply with respect to Seller’s indemnification obligations with respect to breaches of covenants and the Retained Liabilities).  No amounts in respect of indemnifiable Losses of Seller shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $50,000 (the “Basket”), after which time Seller shall be liable in full (subject to the Konami Indemnity Cap and the Saban Indemnity Cap in the event of breaches of representations and warranties) for all indemnifiable Losses from the first dollar of Loss.

9.4           Third-Party Claims.

(a) In the event either of the Purchasers or Seller becomes aware of a third-party claim which it reasonably believes may result in indemnification pursuant to applicable provisions of this Article 9, such Person shall promptly notify the other party of such claim; provided that, the failure of any Purchaser Indemnified Party to give prompt notice of such third-party claim (the “Claim Notice”) shall not release or otherwise affect Seller’s obligations with respect to its indemnification obligations except to the extent it is actually and materially prejudiced thereby.  The Seller may elect to assume the defense of such third-party claim at its sole expense by notifying the Indemnified Party of such election promptly after receipt of the Claim Notice, but in no event later than fifteen (15) Business Days of its receipt thereof.  The failure to give such notice shall not affect Seller’s right to assume such defense, except to the extent any Purchaser Indemnified Party is actually and materially prejudiced thereby.  If Seller so elects to assume the defense of such third-party claim, (i) the Purchaser Indemnifying Party shall proceed to defend such claim in a diligent manner with counsel of its choice (which must be reasonably satisfactory to the Purchaser Indemnified Party); (ii) the Purchaser Indemnified Party shall make available to Seller any non-privileged documents and materials in its possession that may be reasonably necessary to the defense of such claim; (iii) Seller shall keep the Purchaser Indemnified Party reasonably informed of all material developments and events relating to such claim; (iv) the Purchaser Indemnified Party shall have the right to participate in the defense of such claim, but at its sole cost and expense, unless (A) the engagement of counsel shall have been specifically authorized in writing by Seller, or (B) the named parties to the third-party complaint (including impleaded parties) include both the Purchaser Indemnified Parties and Seller, and in the opinion of counsel to the Purchaser Indemnified Party, there exists a conflict (or potential conflict) of interest between such parties, in which case the reasonable expenses of the Purchaser Indemnified Party’s counsel shall be paid or reimbursed by Seller (provided that in no event shall Seller be liable for more than one counsel for all Purchaser Indemnified Parties with respect to such third-party claim); and (v) Seller shall not, without the consent of the Purchaser Indemnified Party (which consent may not be unreasonably withheld or delayed), settle, compromise or discharge such third-party claim or permit a default or consent to entry of judgment, unless any such settlement, compromise, discharge or consent includes a release of the Purchaser Indemnified Party from all liability arising out of such third-party claim, provides solely for monetary relief and involves no finding or admission of any violation of any Law by the Purchaser Indemnified Party and involves no limitation on the Use by Purchasers or rights of Purchasers in any applicable Purchased Asset.

(b) Subject to the overall limitations set forth in this Section 9.4, if Seller fails to give notice of its election to assume the defense of a third-party claim pursuant to Section 9.5(a), and the Purchaser Indemnified Party proceeds with the defense of such claim or proceeding on its own: (i) all reasonable expenses relating to the defense of such claim (with counsel not reasonably objected to by Seller) shall be borne and paid exclusively by Seller (provided that in no event shall Seller be liable for more than one counsel for all Purchaser Indemnified Parties with respect to such third-party claim); (ii) the Indemnifying Party shall make available to the Indemnified Party any non-privileged documents and materials in its possession or control that may be reasonably necessary to the defense of such claim or proceeding; (iii) the Purchaser Indemnified Party shall keep Seller reasonably informed of all material developments and events relating to such claim or proceeding; (iv) Seller shall have the right to participate in the defense of such claim, but at its sole cost and expense; and (v) the Purchaser Indemnified Party shall not, without the consent of Seller (which consent may not be unreasonably withheld or delayed), settle, compromise or discharge such third-party claim or permit a default or consent to entry of judgment, unless any such settlement, compromise, discharge or consent includes a release of Seller from all liability arising out of such third-party claim, provides solely for monetary relief and involves no finding or admission of any violation of any Law by the Purchaser (unless Seller elects to waive any such requirement).  Notwithstanding the foregoing, at any time upon five (5) business days notice, Seller shall have the right to assume the defense of a third-party claim that is currently being defended by the Purchaser Indemnified Party pursuant to this Section 9.4(b), except to the extent that the Purchaser Indemnified Party would be actually and materially prejudiced thereby.

9.5      Bankruptcy Court.  All claims for indemnification pursuant to this Article 9 shall be submitted to and resolved by the Bankruptcy Court by motion or commencement of a proceeding before the Bankruptcy Court, without prejudice to any party’s right to appeal any decision of the Bankruptcy Court with respect thereto.

9.6     One Recovery.   No Indemnified Party or parties hereunder shall be entitled to double recovery for the same damage arising from the breach of more than one of the representations, warranties, covenants or obligations of an Indemnifying Party with respect to such damage.

ARTICLE 10

TERMINATION; TERMINATION PAYMENT

10.1           Termination.  This Agreement may be terminated prior to the Closing as follows:

(a) by written agreement of each of the Purchasers and Seller;

(b) by either of the Purchasers or Seller if any Governmental Authority shall have issued a Governmental Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby;

(c) by either of the Purchasers or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of or failure to perform in any material respect any of the covenants or obligations set forth in this Agreement on the part of Seller, on the one hand, or either Purchaser, on the other hand, which breach, misrepresentation or failure would give rise to the failure of the conditions set forth in Section 4.1(a) or Section 4.2(a), as the case may be, and such breach, misrepresentation or failure cannot be cured prior to the Termination Date, unless such breach, misrepresentation or failure, by its nature, cannot be cured prior to the Closing;

(d) by either of the Purchasers or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if satisfaction of a material condition set forth in Section 4.1 or Section 4.2, as the case may be, for the benefit of the terminating party cannot be fulfilled or satisfied prior to the Termination Date and has not been waived by the terminating party, provided that the terminating party shall not be responsible for the failure of such condition to be satisfied;

(e) by either of the Purchasers if Seller (i) consummates an Alternative Transaction (other than to or by the Purchasers), (ii) files, seeks or supports Bankruptcy Court Approval of a chapter 11 plan contemplating the sale or retention of the Purchased Assets in a manner substantially inconsistent with the terms of this Agreement or (iii) executes and delivers an agreement or understanding of any kind with respect to an Alternative Transaction with any party other than the Purchasers (other than that certain Asset Purchase Agreement, dated April 26, 2012, by and between Seller and the Saban Purchaser);

(f) by either of the Purchasers or Seller if the Bankruptcy Court enters an order approving any Alternative Transaction (other than the sale of the Purchased Business and the Purchased Assets to the Purchasers); or

(g) by either of the Purchasers or Seller on any day on or after July 15, 2012 (the “Termination Date”) if the Closing shall not have been consummated by such date (or by such later date as may be mutually agreed to by Purchasers and Seller in writing), unless the Closing has not occurred due to a material failure of the terminating party to perform or observe any of its covenants or obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date.

10.2           Effect of Termination or Breach.

If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 10.2 and the provisions of Section 7.7, each of which shall survive the termination of this Agreement; and (b) Purchasers shall not be entitled to any damages, losses, or payment from Seller, and Seller shall have no further obligation of Liability of any kind to either of the Purchasers or any of their respective Affiliates on account of this Agreement.

ARTICLE 11

GENERAL

11.1           No Third Party Beneficiaries.  Nothing contained in this Agreement shall be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11.2           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the party to whom notice is to be given; on the date of transmission (with hard copy confirmation to follow) if sent by electronic mail or facsimile; or on the third day after mailing if mailed to the party to whom notice is to be given, by first-class mail registered or certified, postage prepaid, and properly addressed as follows:

If to the Konami Purchaser:

4K Acquisition Corp.
c/o Konami Digital Entertainment Co., Ltd.
9-7-2, Akasaka, Minato-ku Tokyo
107-8324, Japan
Attn: Shinichi Hanamoto
    Copy by Email: hs.40102@konami.com

4K Acquisition Corp.
c/o Konami Digital Entertainment, Inc.
2381 Rosecrans Ave, Suite 200
El Segundo, CA 90245
Attn: Yumi Hoashi
    Copy by Email: yh17196@konami.com

with a copy to:

Konami Digital Entertainment Co., Ltd.
9-7-2, Akasaka, Minato-ku Tokyo
107-8324, Japan
Attn: Legal Department
    Copy by Email: tm16507@konami.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013
Attn: Benjamin J. Fox, Esq.
    Copy by Email:  BFox@mofo.com
    Facsimile: 213-892-5454
Attention: Hillel T. Cohn
    Copy by Email: HCohn@mofo.com
    Facsimile: 213-892-5454

If to the Saban Purchaser:

Kidsco Media Ventures LLC
10100 Santa Monica Blvd, Ste 2600
Los Angeles, CA 90067
Attention: Adam Chesnoff
    Copy by Email: achesnoff@saban.com
    Facsimile: 310-557-5115
Attention: Niveen Tadros
    Copy by Email: ntadros@saban.com
    Facsimile: 310-557-5132

with a copy to: Latham & Watkins LLP 355 S. Grand Ave. Los Angeles, CA 90071-1560 Attn: Peter M. Gilhuly, Esq. Copy by Email: peter.gilhuly@lw.com Facsimile: 213-891-8763

If to Seller:

4Kids Entertainment, Inc.
53 West 23rd Street
New York, NY 10010

Attention:  Samuel R. Newborn
General Counsel
Copy by Email:snewborn@4kidsent.com
Facsimile: 212-754-5481

with copies to:

Kaye Scholer, LLP
425 Park Avenue
New York, New York  10022
Attn:  Rory Greiss
    Copy by Email:  rgreiss@kayescholer.com
    Facsimile:  212-836-8689

and

Hahn & Hessen
488 Madison Avenue
New York, New York  10022
Attn:  Mark Indelicato and Janine Cerbone
    Copy by Email:  mindelicato@hahnhesseen.com and jcerbone@hahnhessen.com
    Facsimile:  212-478-7400

A party may change the address to which notices hereunder are to be sent to it by giving notice to the other parties to this Agreement of such change of address in the manner provided above.

11.3           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, permitted assigns, heirs, executors and personal representatives (including any liquidating trustee, responsible Person or similar representative for Seller or Seller’s estate appointed in connection with the Bankruptcy Case).

11.4           Entire Agreement; Modification; Waiver.  This Agreement and the schedules and exhibits attached to this Agreement (which are hereby incorporated herein by this reference), together with the Konami-Saban License Agreement, set forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous written and oral negotiations, discussions, understandings and agreements pertaining to such subject matter.  For greater clarity, upon Closing, the Asset Purchase Agreement, dated as of April 25, 2012, between Seller and the Saban Purchaser (the “Original APA”) shall become null and void; provided if no Closing occurs hereunder, the Auction may be resumed at such time as the Seller may elect as though it had not been adjourned and the Saban Purchaser and the Konami Purchaser shall have the rights and obligations each had immediately prior to the adjournment, including, without limitation, each Purchaser’s committed bid prior to the adjournment of the Auction and the Saban Purchaser’s status as the Stalking Horse Bidder with the right to receive payment for expense reimbursement and a breakup fee in accordance with the terms of the Original APA (notwithstanding the cutoff date set forth in the Original APA).  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

11.5           Dispute Resolution; Bankruptcy Court Jurisdiction.

(a) Purchasers and Seller agree that the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof.

(b) In the event the Bankruptcy Court reserves jurisdiction to consider disputes arising under this Agreement post-confirmation, then all such disputes shall be brought before the Bankruptcy Court.  The parties shall jointly request that the Bankruptcy Court reserve such jurisdiction.

(c) In the event the Bankruptcy Court does not reserve such jurisdiction, then, subject to the right of each party to seek specific performance, injunctive relief and/or other non-monetary relief in any court, any controversy, dispute or claim arising between Seller and either Purchaser with respect to this Agreement or the subject matter covered hereby may be submitted to any of the state or federal courts located in the State of New York.  Seller and Purchasers hereby consent and submit to the jurisdiction of the state and federal courts of the State of New York for any such controversy, dispute or claim.

11.6           Expenses.  Whether or not the transactions contemplated hereby are consummated, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and all Collateral Agreements and in closing and carrying out the transactions contemplated by this Agreement and such Collateral Agreements.  The Saban Purchaser hereby waives all of its rights under Section 10.2 of the Original APA.

11.7 Construction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

11.8 Assignment.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party; provided, however, that each Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates hereunder, and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided, that in any such case, such Purchaser shall remain liable for the performance of all of its obligations hereunder.

11.9 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  This Agreement does not create any agency, partnership, joint venture or trust.

11.10 Counterparts.  This Agreement may be executed in counterparts (and by facsimile signatures), each of which shall be deemed an original but all of which shall constitute one and the same agreement.

11.11 Severability.  If any provision of the Agreement is held to be invalid or unenforceable at Law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

11.12 Interpretation.  The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

- signatures on following page -

60765946_24.DOCX

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

4Kids Entertainment, Inc. , for itself and on behalf of its debtor affiliates (“Seller”)

By:    /s/ Samuel R. Newborn
Name:Samuel R. Newborn
Title:EVP

4K Acquisition Corp., a Delaware corporation (the “Konami Purchaser”)

By:     /s/   Shinichi Hanamoto
Name:Shinichi Hanamoto
Title:President

Kidsco Media Ventures LLC, a Delaware corporation (the “Saban Purchaser”)

By:     /s/  Adam Chesnoff
Name:Adam Chesnoff
Title:Managing Director

60765946_24.DOCX